Exhibit 4.2

EXECUTION VERSION

SERVICING AGREEMENT

Dated as of March 16, 2007

among

IHOP FRANCHISING, LLC, as Issuer,

IHOP IP, LLC, as Co-Issuer,

IHOP PROPERTY LEASING, LLC,

IHOP PROPERTIES, LLC,

IHOP REAL ESTATE, LLC,

INTERNATIONAL HOUSE OF PANCAKES, INC., as Servicer,

IHOP CORP., as Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.1	Certain Definitions
Section 1.2	Other Defined Terms
Section 1.3	Other Terms
Section 1.4	Computation of Time Periods
ARTICLE II ADMINISTRATION AND SERVICING OF SERVICED ASSETS
Section 2.1	IHOP Inc. to act as Servicer
Section 2.2	Trust Accounts
Section 2.3	Records
Section 2.4	Administrative Duties of Servicer
Section 2.5	No Offset
Section 2.6	Compensation
Section 2.7	Indemnification
Section 2.8	Nonpetition Covenant
Section 2.9	Issuer Consent
Section 2.10	Appointment of Subservicers
ARTICLE III STATEMENTS AND REPORTS
Section 3.1	Reporting by the Servicer
Section 3.2	Appointment of Independent Accountant
Section 3.3	Annual Accountants' Reports
Section 3.4	Available Information
ARTICLE IV THE SERVICER
Section 4.1	Representations and Warranties Concerning the Servicer
Section 4.2	Existence; Status as Servicer

i

Section 4.3	Performance of Obligations
Section 4.4	Merger; Resignation and Assignment
Section 4.5	Notice of Certain Events
Section 4.6	Capitalization
Section 4.7	Franchise Law Determination
Section 4.8	Maintenance of Separateness
Section 4.9	[RESERVED]
Section 4.10	Business Operations
Section 4.11	Amendment of and Compliance with Collection Practices
Section 4.12	Protection of Secured Parties' Rights and Collectibility of Franchise Payments
Section 4.13	Security Interest
Section 4.14	Notices
Section 4.15	Indebtedness
Section 4.16	Qualification of Issuer
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 5.1	Representations and Warranties Made in Respect of New Assets
Section 5.2	Other Transferred Assets
Section 5.3	Ownership of IP Assets
Section 5.4	Notice Regarding Property Leases
ARTICLE VI DEFAULT
Section 6.1	Servicer Termination Events
Section 6.2	Servicer's Transitional Role
Section 6.3	Intellectual Property
Section 6.4	Third Party Software
Section 6.5	No Effect on Other Parties
Section 6.6	Injunction
Section 6.7	Rights Cumulative
ARTICLE VII CONFIDENTIALITY
Section 7.1	Confidentiality
ARTICLE VIII GUARANTEE
Section 8.1	Guarantee

ii

Section 8.2	Liability of Guarantor Absolute
Section 8.3	Waivers by the Guarantor
Section 8.4	Representations and Warranties of the Guarantor
ARTICLE IX MISCELLANEOUS PROVISIONS
Section 9.1	Termination of Agreement
Section 9.2	Survival
Section 9.3	Amendment
Section 9.4	Governing Law
Section 9.5	Notices
Section 9.6	Severability of Provisions
Section 9.7	Delivery Dates
Section 9.8	Limited Recourse
Section 9.9	Binding Effect; Assignment; Third Party Beneficiaries
Section 9.10	Article and Section Headings
Section 9.11	Concerning the Indenture Trustee
Section 9.12	Counterparts
Section 9.13	Entire Agreement
Section 9.14	Jurisdiction; Consent to Service of Process
Section 9.15	Waiver of Jury Trial
EXHIBIT A – MANAGEMENT ASSERTION
EXHIBIT B – POWER OF ATTORNEY
EXHIBIT C – FORM OF MONTHLY NOTEHOLDERS' STATEMENT
EXHIBIT D – FORM OF MONTHLY SERVICER'S CERTIFICATE/REPORT
EXHIBIT E – FORM OF WEEKLY SERVICER'S REPORT
Schedule A – Competitive Business
Schedule 2.1(f) – Franchisee Insurance Not Providing Affiliate Coverage
Schedule 2.1(g) – Servicer Insurance
Schedule 2.10 – Subservicing Arrangements with Affiliates and Third Parties
Schedule 4.11 – Collections Practices
Schedule 4.15 – Debt

iii

SERVICING AGREEMENT

This SERVICING AGREEMENT, dated as of March 16, 2007 (this “Agreement”), is entered into by and among IHOP Franchising, LLC, a Delaware limited liability company (the “Issuer”), IHOP IP, LLC (the “IP Company” or “Co-Issuer”), IHOP Property Leasing, LLC, a Delaware limited liability company (“IHOP Property Leasing”), IHOP Properties, LLC, a Delaware limited liability company (“IHOP Properties”), IHOP Real Estate, LLC, a Delaware limited liability company (“IHOP Real Estate”), International House of Pancakes, Inc., a Delaware corporation, (“IHOP Inc..”), IHOP Corp., a Delaware corporation (“Guarantor”), and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).  For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer and the Co-Issuer have entered into a Base Indenture, dated as of the date hereof, with the Indenture Trustee (together with any Series Supplement, as may be amended or supplemented, the “Indenture”), pursuant to which the Issuer and the Co-Issuer may issue one or more series of notes (collectively, the “Notes”) from time to time, on the terms described therein;

WHEREAS, pursuant to the Indenture, as security for the indebtedness represented by the Notes and the other Secured Obligations, the Issuer and the Co-Issuer and the other Securitization Entities are and will be granting to the Indenture Trustee on behalf of the Secured Parties, a security interest in the Collateral;

WHEREAS, from and after the date hereof, all New Assets (as defined below) will be originated by the Issuer following the Closing Date;

WHEREAS, the Issuer, the Co-Issuer and the other Securitization Entities desire to jointly engage the Servicer, and each of them desires to have the Servicer enforce its rights and powers and perform its duties and obligations under the Serviced Documents (as defined below) and the Transaction Documents (as defined below) to which it is party in accordance with the Servicing Standard (as defined below);

WHEREAS, each of the Issuer, the Co-Issuer and the other Securitization Entities deems it beneficial and efficient to become a party to this Agreement;

WHEREAS, each of the Securitization Entities desires to have the Servicer enter into certain agreements and acquire certain assets from time to time on its behalf, in each case in accordance with the Servicing Standard;

WHEREAS, the IP Company desires to appoint the Servicer as its agent for providing comprehensive intellectual property acquisition, management, enforcement, licensing, contract administration services, and any other duties or services in connection with the maintenance of the IP Assets (as defined below) in accordance with the Servicing Standard;

WHEREAS, the Servicer desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Servicing Standard; and

WHEREAS, each of the Issuer, the Co-Issuer, and the other Securitization Entities desires to enter into this Agreement to provide for, among other things, the servicing of the respective rights, powers, duties and obligations of the Issuer, Co-Issuer and the other Securitization Entities, as applicable, under or in connection with the Asset Transfer Agreements, the Franchise Assets (as defined below), the IP Assets,  and the Issuer’s equity interests in the IP Company, IHOP Properties, IHOP Property Leasing, and IHOP Real Estate, and any other assets acquired by or transferred to the Issuer (including such assets relating to Type 3 IHOP Restaurants if and when acquired by the relevant Securitization Entity) or any of its Subsidiaries (the “Serviced Assets”) by the Servicer, all in accordance with the Servicing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Certain Definitions.  Capitalized terms used herein but not otherwise defined herein or in Annex A to the Indenture shall have the following meanings:

“Accountants’ Report” has the meaning set forth in Section 3.3 hereof.

“Additional Securitization Entity” means any entity that becomes a direct or indirect wholly owned Subsidiary of the Issuer or any other Securitization Entity after the Closing Date in accordance with and as permitted under the Related Documents.

“Advertising Funds Account” has the meaning set forth in Section 2.1(k) hereof.

“Advertising Funds” has the meaning set forth in Section 2.1(k) hereof.

“Administrative Services” means basic administrative services, including bookkeeping and accounting services, payroll services and other services which operating companies frequently outsource to third parties.

“Advertising Fees” has the meaning specified in the Indenture.

“After Acquired IP Assets” means (a) any variations on, and applications and registrations for, the IHOP Brand not in existence as of the Closing Date and (b) any Intellectual Property, throughout the world, that is created, developed or acquired by the Issuer, IHOP Corp., the Servicer, IHOP Holdings, any other Securitization Entity or any Affiliate of the foregoing after the date hereof and during the term of the IP License Agreement  that (i) relates to any business, products or services offered under the IHOP Brand or (ii)  is based on or derivative of the IP Assets (which will be assigned to the Co-Issuer pursuant to the Transaction Documents).

“Agreement” has the meaning set forth in the preamble hereto.

“Area License Agreements” means the existing area license agreements entered into by the Servicer or any Affiliate thereof and Area Licensees and all future area license agreements to be entered into by the Issuer and Area Licensees, excluding the area license agreement covering British Columbia, Canada.

“Area Licensee” means an area licensee under any Area License Agreement.

“Asset Transfer Agreements” means, collectively, (i) the Parent Asset Sale Agreement, dated as of the date hereof, between the IHOP Inc. and IHOP Holdings, (ii) the Holdings Asset Sale Agreement, dated as of the date hereof, between IHOP Holdings and the Issuer, (iii) the Owned Real Property Asset Sale Agreement, dated as of the date hereof, between IHOP Holdings and IHOP Real Estate, (iv) the Type 1 Property Leases Asset Sale Agreement, dated as of the date hereof, among IHOP Properties, IHOP Realty, Corp. and IHOP Property Leasing, and (v) the Intellectual Property Asset Contribution Agreement, dated as of the date hereof, between the Issuer and the IP Company.

“Back-Up Servicer” means FTI Consulting Inc., in its capacity as back up servicer pursuant to the Back-Up Servicer Agreement, and any successor Back-Up Servicer.

“Back-Up Servicer Proposal” has the meaning set forth in Section 6.1(c) hereof.

“Back-Up Services” has the meaning set forth in Section 6.1(b) hereof.

“Business” means the business conducted by IHOP Corp. and its Affiliates immediately prior to the Closing Date primarily relating to the operation of restaurants in the “family dining” category that primarily target the “breakfast daypart” (as such term is commonly used in the restaurant industry) segment.

“Co-Issuer” has the meaning set forth in the preamble hereto.

“Collection Practices” has the meaning set forth in Section 4.11(a) hereto.

“Competitive Business” means any business conducted under the IHOP Brand or any business identified on Schedule A hereto.

“Confidential Information” means trade secrets and other information (including know how, ideas, techniques, customer lists, customer information, business methods and processes, marketing plans, specifications, and other similar information) that is confidential and proprietary to its owner and that is disclosed by one party hereto (the “Discloser”) to another party hereto (the “Recipient”) in writing or other tangible form and designated as confidential, or, if disclosed orally, is identified as confidential and is confirmed in writing thereafter.

“Continuing Franchise Fees” means all royalty fees, transfer fees, renewal fees, license fees and any similar fees, interest on late payments, damages for breach, indemnities or insurance recoveries, due and to become due under or in connection with a Franchise Agreement or an Area License Agreement.

“Criteria” has the meaning set forth in Section 3.3 hereof.

“Current Practice” means, in respect of any action or inaction, the performance standards of IHOP Corp. and its Subsidiaries (including, without limitation, the Former Franchisor) immediately prior to the Closing Date.

“Debt” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money in any form, including derivatives, (b) that portion of obligations with respect to any lease of any property (whether real, personal or mixed) that is properly classified as a liability on a balance sheet in conformity with GAAP, including all capitalized lease obligations incurred by such Person, (c) notes payable, (d) any obligation owed for all or any part of the deferred purchase price for property or services, which purchase price is (i) due more than six months from the date of the incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument (other than an earn out obligation until such obligation becomes a liability on the balance sheet of such Person under GAAP), (e) all indebtedness secured by any Lien on any property or asset owned by that Person or is nonrecourse to the credit of that Person and (f) all contingent obligations of such Person in respect of the foregoing.  Notwithstanding the foregoing, Debt shall not include any liability for federal, state, local or other Taxes owed or owing to any governmental entity.

“Defective Asset Damages Amount” means, with respect to any New Franchise Document that is a Defective New Asset, an amount equal to the product of (i) the quotient obtained by dividing (a) the sum of all Franchise Payments under such New Franchise Document received for (1) the 12 months immediately preceding the date such New Franchise Document became a Defective New Asset or (2) the period commencing on the applicable New Asset Addition Date and ending on the date such New Franchise Document became a Defective New Asset, whichever is shorter (the “Measurement Period”), by (b) the aggregate amount of all revenues received under all Franchise Documents during the Measurement Period and (ii) the Aggregate Outstanding Principal Amount plus any accrued and unpaid interest on such Aggregate Outstanding Principal Amount, determined as of the date such New Franchise Document became a Defective New Asset.

“Defective New Asset” means (i) any New Asset (other than any Non-Conforming New Franchise Document) that does not satisfy the applicable representations and warranties of ARTICLE V on the New Asset Addition Date for such New Asset or (ii) any Defective Non-Conforming New Franchise Document.

“Defective Non-Conforming New Franchise Document” means each Non-Conforming New Franchise Document in excess of (i) 20 during any successive 12 month period following the Closing Date or (ii) 60 in the aggregate at any time; provided, however, that each New Franchise Document that was at one time a Non-Conforming New Franchise Document but is subsequently modified such that the conditions under the definition of Non-Conforming New Franchise Document are no longer applicable shall be deducted from the foregoing calculations of Non-Conforming New Franchise Documents as of the time of such modification.

“Discloser” has the meaning set forth in the definition of “Confidential Information.”

“Disentanglement” has the meaning set forth in Section 6.2(a) hereof.

“Disentanglement Period” has the meaning set forth in Section 6.2(c) hereof.

“Disentanglement Services” has the meaning set forth in Section 6.2(a) hereof.

“EFT” has the meaning set forth in Section 5.1(a)(v) hereof.

“Existing Franchise Document” means any Franchise Document entered into by IHOP Inc. or any Affiliate prior to the Closing Date.

“Foreign/Type 3 IP License Agreement” means the Intellectual Property License Agreement (Foreign/Type 3), dated as of the date hereof, between IHOP Inc., as licensee, and the IP Company, as licensor, and any and all amendments and supplements thereto.

“Former Franchisor” means, with respect to any Franchise Agreement, Area License Agreement or Development Agreement, the Servicer or any Affiliate thereof, as applicable, that originally entered into such Franchise Agreement, Area License Agreement or Development Agreement as franchisor thereunder prior to the Closing Date.

“Franchise Arrangement” means any Franchise Document or any other contract, agreement or arrangement between the Issuer or any of its Affiliates and any franchisee.

“Franchise Assets” has the meaning set forth in the Indenture.

“Franchise Documents” means Franchise Agreements, Area License Agreements, Development Agreements, Franchise Notes, Equipment Leases, Property Leases, Franchisee Leases, Franchisee Subleases, Product Sourcing Agreements and other agreements to which the Former Franchisor or its Affiliates, the Issuer and/or a Franchisee or Area Licensee is a party in connection with the franchise system, together with any modifications, amendments, extensions or replacements of the foregoing.

“Franchisee Insurance Policy” means any insurance policy or policies required to be maintained by a Franchisee or Area Licensee for the benefit of the Issuer or any of its Affiliates, whether direct or indirect and whether or not the Issuer or any of its Affiliates is an additional insured, pursuant to the Franchise Agreements and/or Area License Agreements.

“Franchisee Insurance Proceeds” means any amounts paid upon settlement of a claim filed under a Franchisee Insurance Policy, net of direct fees, out of pocket costs and disbursements incurred in connection with the collection thereof.

“Franchisee Lease Payments” means the rental payments and any other amounts paid by any franchisee pursuant to any Franchisee Lease or Franchisee Sublease.

“Governmental Authority” the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” has the meaning set forth in Section 8.1 hereof.

“Guarantor” has the meaning set forth in the preamble hereto.

“IHOP Brand” means the name and mark “IHOP” or “International House of Pancakes”, alone or in combination with other words or symbols, any variations or derivative thereof, and any names or marks confusingly similar thereto.

“IHOP Corp. IP License Agreement” means the IHOP Corp. IP License Agreement, dated as of the date hereof, between IHOP Corp., as licensee, and the IP Company, as licensor, and any and all amendments and supplements thereto.

“IHOP Operated Restaurant Sub-license Agreement” means the sublicense agreement, dated as of the date hereof, between IHOP Corp. and the Issuer, as amended, modified or supplemented from time to time.

“Indemnitee” has the meaning set forth in Section 2.7 hereof.

“Indenture” has the meaning set forth in the recitals hereto.

“Indenture Trustee” has the meaning set forth in the preamble hereto.

“Indenture Trustee Indemnitee” has the meaning set forth in Section 2.7(d) hereof.

“Independent Accountants” has the meaning set forth in Section 3.2 hereof.

“Initial Franchisee Fees” means all initial franchise fees due and to become due under or in connection with any Franchise Agreement, subject to any reduction in accordance with the terms of the applicable Development Agreement.

“Intellectual Property” means all (i) Trademarks; (ii) patents and industrial designs (including any continuations, divisionals, continuations in part, renewals, reissues, and applications for any of the foregoing (“Patents”); (iii) rights in computer programs, documentation and databases, including copyrights therein (“Software”); (iv) copyrights (including any registrations and applications for copyright registrations) and copyrights in unpublished and published works (“Copyrights”); (v) trade secrets and other confidential information; and (vi) any registration, applications for registration or issuance, recordings, renewals and extensions relating to any of the foregoing.

“IP Assets” means the IHOP Brand and all (i) Intellectual Property relating to the IHOP Brand owned by the Co-Issuer as of the date hereof including, but not limited to, the Intellectual Property transferred to the IP Company pursuant to the applicable Asset Transfer Agreements and (ii) any After Acquired IP Assets.

“IP Company” has the meaning set forth in the preamble.

“IP License Agreement” means the Intellectual Property License Agreement, dated as of the date hereof, between the Issuer and the IP Company, and any and all amendments and supplements thereto.

“IP Licensee Services” means performing the Issuer’s obligations as licensee under the IP License Agreement and exercising the Issuer’s rights as licensee under the IP License Agreement on behalf of the Issuer.

“IP Management Services” means performing the IP Company’s obligations as licensor under the IP License Agreement, the Foreign/Type 3 IP License Agreement, the IHOP Corp. IP License Agreement (and under any other agreements pursuant to which the IP Company licenses the use of any IP Assets), exercising the IP Company’s rights as licensor under the IP License Agreement, the Foreign/Type 3 IP License Agreement, IHOP Corp. IP License Agreement (and under any other agreements pursuant to which the IP Company licenses the use of any IP Assets), exercising the Issuer’s rights on behalf of the Issuer and performing the Issuer’s obligations as sublicensor under the IHOP Operated Restaurant Sublicense Agreement (or other sublicense agreement issued under the IP License Agreement) and to maintain, enforce, and defend the IP Company’s rights in and to the IP Assets, on behalf of the IP Company, including by way of example, without limitation, the following activities:

(a)           searching, screening and clearing After Acquired IP Assets to avoid potential infringement;

(b)           filing, prosecuting, and maintaining applications and registrations for the Trademark Assets, anywhere in the world, in the IP Company’s name, including, timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, including the timely payment of all registration and maintenance fees, responding to third party oppositions of trademark applications or registrations, responding to any office action or other examiner requests;

(c)           monitoring third party use and registration of trademarks and servicemarks and taking appropriate actions to oppose or contest any infringing or potentially infringing trademarks, service marks, trade dress, designs, logos, or other indicia of origin, and any applications to register the same;

(d)           enforcing the IP Company’s legal title in and to the IP Assets, including, obtaining written assignments of IP Assets to the IP Company, and recording transfers of title in the appropriate Intellectual Property registry;

(e)           exercising the IP Company’s rights, and performing the IP Company’s obligations, under the IP License Agreement, the Foreign/Type 3 IP License Agreement, the IHOP Corp. IP License Agreement and any Transaction Documents or other agreements to which the IP Company is a party, licensing the use of any Intellectual Property, including monitoring the licensee’s use of the Licensed IP Assets and the quality of its goods and services offered in connection with any licensed Trademark Assets, rendering approvals (or disapprovals) that are required under the applicable license agreement(s), and the ensuring that any use of the IP Assets satisfies the quality control standards and usage provisions of such license agreement and is in compliance with all applicable laws and the requirements of each of the Transaction Documents;

(f)            filing, prosecuting, and maintaining applications and registrations for patents anywhere in the world, in the IP Company’s name, (including divisionals, continuation in parts, provisionals, and reissues); maintaining the registrations for any patents, including, timely payment of maintenance and registration fees, responding to office actions, requests for reexamination, interferences, and any other patent office requests or requirements;

(g)           filing, prosecuting and maintaining applications and registrations for copyrights and other Intellectual Property, anywhere in the world, in the IP Company’s name, including timely payment of maintenance and registrations fees, as applicable, responding to office actions, and other copyright office (or other Intellectual Property office) requests or requirements;

(h)           to protect, police, and, in the event that the Servicer becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation and/or unauthorized use of the IP Assets, or any portion thereof, enforcing such IP Assets, including, without limitation, (i) preparing and responding to and further prosecuting cease and desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving a claim or suit against imitation, infringement, dilution, misappropriation and/or the unauthorized use of the IP Assets, and seeking all appropriate monetary and equitable remedies in connection therewith; provided that the IP Company agrees to join as a party to any such suits to the extent necessary to maintain standing;

(i)            performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by the IP Company, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Indenture Trustee and Co-Issuer together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request in connection with the security interests in the IP Assets granted by the IP Company to the Indenture Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Indenture Trustee and the Co-Issuer together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request that are intended to evidence such security interests in the IP Assets and recording such grants or other instruments with the relevant authority including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any applicable foreign intellectual property office;

(j)            taking such actions as the Issuer may reasonably request that are required by the terms, provisions and purposes of the IP License Agreement, the Foreign/Type 3 IP License Agreement, the IHOP Corp. IP License Agreement (and any other license agreement under which the IP Company is licensor) or any other Transaction Document to be taken by the IP Company; and preparing (or causing to be prepared) for execution by the IP Company all documents, certificates and other filings as the IP Company shall be required to prepare and/or file under the terms of such Intellectual Property license agreements;

(k)           paying or causing to be paid or discharged any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the IP Assets or contesting the same in good faith; and

(l)            licensing the IP Assets to any Securitization Entity, including any Additional Securitization Entity, from time to time, in each case in accordance with the terms of the Transaction Documents;

(m)          with respect to trade secrets, and other Confidential Information of the IP Company, taking all necessary or desirable measures to maintain confidentiality and to prevent any non confidential disclosure.

“IP Services” means, collectively, the IP Licensee Services and the IP Management Services.

“Issuer” has the meaning set forth in the preamble hereto.

“Lease Amounts Payable” means with respect to any Property Lease, any amounts payable by any Securitization Entity to any third party landlord or otherwise pursuant to the terms of such Property Lease including, without limitation, rent, management fees, brokerage fees, insurance fees, utilities costs and insurance proceeds required to be reinvested in the related Leased Property.

“Leased Property” has the meaning set forth in the Holdings Asset Sale Agreement.

“Monthly Noteholders’ Statement” has the meaning set forth in Section 3.1(b) hereof.

“Measurement Period” has the meaning set forth in the definition of “Defective Asset Damages Amount”.

“Mystery Shop Program” means the quality control program implemented by the Former Franchisor and maintained by the Servicer, pursuant to which an independent third party conducts unannounced and anonymous visits to Restaurants during each quarter to evaluate the food quality, cleanliness, service and other aspects of the guest experience at such Restaurants.

“Negative Lease” means, with respect to any month, a New Franchisee Lease that is reasonably expected to yield negative Net Rental Revenue during that month.

“Net Rental Revenue” means, with respect to any New Franchisee Lease and New Franchisee Sublease and any month the difference between (a) all Franchisee Lease Payments that are reasonably expected to be received from the franchisee on such New Franchisee Lease and New Franchisee Sublease during that month minus (b) all Lease Amounts Payable, if any, that are reasonably expected to be made to the applicable prime lessor during that month.

“New Asset” means a New Franchise Document, a New Leased Real Property or a New Owned Real Property or any other Serviced Asset acquired or entered into after the Closing Date.

“New Asset Addition Date” means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by a Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) the date on which a Securitization Entity begins receiving Continuing Franchise Fees or Franchisee Lease Payments with respect to such New Asset.

“New Franchise Document” means any Franchise Document entered into by any of the Securitization Entities (including any amendment, modification, renewal, waiver or adjustment, in writing or otherwise, in respect of a Franchise Document entered into prior to or on the Closing Date other than such Franchise Document constituting a Non-Conforming Existing Franchise Document) after the Closing Date.

“New Leased Real Property” means any real property leased by IHOP Property Leasing or IHOP Properties, as applicable, from a third-party Property Lessor in respect of which the lease was entered into after the Closing Date.

“New Owned Real Property” means any real property owned by IHOP Real Estate and acquired after the Closing Date.

“New Property” means, collectively, the New Owned Real Property and the New Leased Real Property.

“Non-Conforming Existing Franchise Document” has the meaning specified under the Parent Asset Sale Agreement.

“Non-Conforming New Franchise Document” means any New Franchise Document as to which (i) in the case of a Franchise Agreement with respect to any date of determination, the effective weekly royalty rate will be lower than 1.0% as of that date or (ii) in the case of a Property Lease and the related Franchisee Sublease for any month, the Net Rental Revenue yield for the applicable leases during such month is negative.

“Notes” has the meaning set forth in the recitals hereto.

“Offering Circular” means the final base offering circular and supplemental Offering Circular relating to a Series of Notes that is offered pursuant to such document.

“Operational Audits” means the comprehensive inspection and evaluation program of the food, services, sanitation, appearance, employee training, equipment maintenance or sales reporting of the Restaurants and Franchisees in order to verify each Restaurant and Franchisee’s compliance with the technical and operational standards under the Current Practice.

“Permitted Liens” has the meaning set forth in the Indenture.

“Post Closing Assets” has the meaning set forth in Section 5.1(a) hereof.

“Post Opening Services” means the services required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Arrangements by the Franchisor, including without limitation, (a) the maintenance of a continuing advisory relationship with Franchisees, including consultation in the areas of marketing, merchandising and general business operations; (b) the provision to each Franchisee of the standards established or approved by the IP Company for use of the IHOP Brand and other Trademark Assets; (c) the establishment of standards of quality, cleanliness, appearance and service at all Restaurants; (d) the dissemination of the standards described in subsection (c) above to potential suppliers of products at the written request of any Franchisee, (e) the administration of the advertising funds described in the applicable Franchise Agreements and the direction of the development of all advertising and promotional programs for the IHOP Brand; (f) the inspection of the Stores operated by each Franchisee; and (g) such other post opening services as are required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Arrangements by the Franchisor.

“Power of Attorney” means the authority granted by the IP Company to the Servicer pursuant to a Power of Attorney in substantially the form set forth as Exhibit B hereto.

“Pre-Closing Date Net Collections Payment” means, with respect to any Serviced Asset hereunder, all collections and revenues received by IHOP Corp., IHOP Inc. or their affiliates relating or attributable to such Serviced Asset, including without limitation, all Franchise Payments, for the period commencing on the Cut-Off Date and ending on the Closing Date.

“Pre-Opening Services” means, the services required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Arrangements by the Franchisor, including without limitation, (a) the provision to each Franchisee of standards for the design, construction, equipping and operation of the Restaurant and the approval of locations meeting such standards; (b) the provision to individuals designated by the Franchisee of the then current initial training program to be conducted at one or more training centers or other locations designated by the Servicer; (c) the provision to each Franchisee of operating procedures to assist each Franchisee in complying with the standard methods of record keeping, controls, staffing, quality control and training requirements and production methods; (d) the provision to each Franchisee of operating procedures to assist each Franchisee in developing approved sources of supply; and (e) the provision to each Franchisee of such other assistance in the pre opening, opening and initial operation of the franchise as are required to be provided under the Franchise Agreements or otherwise in connection with the Franchise Arrangements by the Franchisor.

“Prior Terms” means, in respect of each type of contract included in New Franchise Documents, the contractual terms and provisions, exclusive of the applicable rates for Initial Franchise Fees or Continuing Franchise Fees, Advertising Fees and similar fees and expenses, that were generally prevailing for agreements of such type, entered into by a Former Franchisor on or before the Closing Date.

“Product Sourcing Agreements” means any agreement relating to the manufacture or distribution of products for sale to a Securitization Entity for resale to Franchisees.

“Properties” means, collectively, the Owned Real Property and the Leased Property.

“Quality Control Programs” means the Operational Audits and the Mystery Shop Program and any other similar, successor or additional programs implemented for quality control purposes.

“Real Estate Services” means:

(a)           the negotiation, execution and recording of leases, deeds and other contracts and agreements relating to the Realty Assets on behalf of any Securitization Entity or Additional Securitization Entity;

(b)           the management of the Realty Assets, including without limitation (i) the enforcement of the Property Leases, the Franchisee Leases and the Franchisee Subleases, (ii) the payment, extension, renewal, modification adjustment, prosecution, defense, compromise or submission to arbitration or mediation of any obligation, suit, liability, cause of action or claim, including taxes, and (iii) the collection of any amounts payable to any Securitization Entity, including without limitation rent;

(c)           causing the Real Estate Subs or any Additional Securitization Entity created for such purpose to (i) acquire and enter into agreements to acquire Realty Assets and (ii) sell, assign, transfer, encumber or otherwise dispose of all or any portion of the Realty Assets;

(d)           environmental evaluation and remediation activities on any real property owned or leased by a Securitization Entity;

(e)           obtaining and renewing appropriate levels of title insurance for the Owned Real Property;

(f)            making or causing to be made all repairs and replacements to the existing improvements and the construction of new improvements on the Realty Assets;

(g)           the employment of agents, managers, brokers or other persons necessary or appropriate to acquire, dispose of, maintain, own, lease, manage and operate the Realty Assets;

(h)           paying or causing to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Realty Assets or contesting the same in good faith;

(i)            negotiations with Franchisees or Area Licensees with respect to properties owned by Franchisees or Area Licensees or leased by Franchisees or Area Licensees from a third party landlord and entering any documentation with respect to the same; and

(j)            all other actions or decisions relating to the acquisition, disposition, maintenance, ownership, leasing, management and operation of the Realty Assets, all in accordance with the Servicing Standard.

“Real Estate Subs” means IHOP Properties, IHOP Property Leasing, and IHOP Real Estate.

“Realty Assets” means, collectively, (i) the Owned Real Property, (ii) the Leased Property, (iii) the Property Leases, (iv) the Franchisee Leases and (v) the Franchisee Subleases.

“Recipient” has the meaning ascribed to such term in the definition of “Confidential Information”.

“Requirements of Law” means with respect to any Person or any of its property, the certificate of incorporation or articles of association and by laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person or any of its property, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether federal, state, local or foreign (including, without limitation, usury laws, the Federal Truth in Lending Act and retail installment sales acts).

“Restaurant” means a restaurant now or hereafter operated under the IHOP Brand.

“Serviced Affiliate” has the meaning set forth in Section 4.10 hereto.

“Serviced Assets” has the meaning set forth in the recitals hereto.

“Serviced Document” means any contract, agreement, arrangement or understanding relating to any of the Serviced Assets, including, without limitation, the Asset Transfer Agreements, Credit Agreements, Franchise Documents, IP License Agreement, the Foreign/Type 3 IP License Agreement and the IHOP Operated Restaurant Sub-license Agreement.

“Servicer” means IHOP Inc. in its capacity as Servicer hereunder.

“Servicer Termination Event” has the meaning set forth in Section 6.1(a).

“Services” means the servicing and administration by the Servicer of the Serviced Assets, in each case in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Servicing Standard), the Indenture, the other Transaction Documents and the Serviced Documents, as agent for the applicable Securitization Entity, including, without limitation:

(a)           calculating and compiling information required in connection with any report to be delivered pursuant to this Agreement or the Indenture;

(b)           preparing and filing of all tax returns and tax reports required to be prepared by any Securitization Entity;

(c)           paying or causing to be paid or discharged any and all taxes, charges and assessments required to be paid under applicable requirements of law by any securitization entity;

(d)           performing the duties and obligations of the Securitization Entities pursuant to the Transaction Documents;

(e)           selecting the assets to be acquired or otherwise transferred in accordance with the applicable Asset Transfer Agreement;

(f)            performing the duties and obligations of the Issuer required pursuant to the Franchise Agreements, Area License Agreements and Development Agreements, including, without limitation, causing payments (other than Advertising Fees) to be deposited to the Lock-Box Account, providing a Franchisee with operations and management assistance, access to advertising and marketing materials, information and program updates and ongoing training programs for such Franchisee and its employees in accordance with the terms thereunder and in accordance with the Servicing Standard;

(g)           on behalf of the Issuer, selecting and approving the new Franchisee and providing personnel to manage the selection and approval process;

(h)           on behalf of the Issuer, preparing New Franchise Agreements, New Area License Agreements and New Development Agreements, including, among other things, adopting variations to the forms of agreements used in documenting New Franchise Agreements, New Area License Agreements or New Development Agreements and preparing and executing documentation of franchise transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Transaction Documents;

(i)            on behalf of the Issuer, preparing and filing franchise offering circulars to comply in all material respects with applicable federal, state and foreign laws;

(j)            on behalf of the Issuer, complying with franchise industry specific government regulation and applicable laws;

(k)           performing the obligations of the Securitization Entities under the Serviced Documents including entering into new Serviced Documents from time to time;

(l)            arranging for legal services with respect to the Serviced Assets, including with respect to the enforcement of the Existing Franchise Documents, other current and future agreements with Franchisees;

(m)          providing accounting and financial reporting services;

(n)           establishing and/or providing quality control services and standards with respect to the promulgation and maintenance of standards for food, equipment, suppliers and distributors and monitoring compliance with such standards;

(o)           monitoring industry conditions and adapting accordingly to meeting changing consumer needs;

(p)           developing new products to be offered in connection with the IHOP Brand and supporting the development of programs for increasing awareness of the IHOP Brand;

(q)           developing and disseminating (i) specifications for restaurant operations, (ii) the IHOP operating manual, (iii) new menu items;

(r)            evaluating and approving, on behalf of the Issuer, assignments of Franchise Agreements and other Franchise Documents by Franchisees to third party franchisee candidates;

(s)           operating the IHOP Operated Restaurants;

(t)            performing the Pre-Opening Services;

(u)           performing the Post Opening Services;

(v)           performing the Real Estate Services;

(w)          performing the IP Management Services;

(x)            performing the IP Licensee Services;

(y)           performing the Administrative Services; and

(z)            performing any and all activities that the Servicer deems necessary or convenient in connection with the foregoing.

“Servicing Standard” means standards that are (i) at least equal to the higher (as determined in the Servicer’s reasonable business judgment) of (A) Current Practice or (B) performance standards which the Servicer would adopt if the Serviced Assets were owned by the Servicer and the Servicer was not engaged in any business other than on behalf of the Issuer, and which shall be adjusted to the extent of changed circumstances (including, without limitation, changed practices, technologies, strategies and implementation methods) in the Servicer’s reasonable business judgment, (ii) applied in good faith in a manner which (A) is at least equal to the procedures which the Servicer would apply in accordance with the Current Practices if the Serviced Assets were owned by the Servicer and the Servicer was not engaged in any business other than on behalf of the Issuer, as adjusted to the extent of changed circumstances (including, without limitation, changed practices, technologies, strategies and implementation methods) in the Servicer’s reasonable business judgment and (B) would enable the Servicer to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Transaction Documents and each Franchise Document and (iii) in compliance with all Requirements of Law; provided that, with respect to IP Management Services, the Servicer’s activities shall also be subject to the approval and oversight by the IP Company contemplated under Section 4.3(c) of this Agreement and, with respect to the IP Licensee Services, the

Servicer’s activities shall be subject to the approval, oversight, and other requirements of the IP Company contemplated under the IP License Agreement.

“Subfranchisor” has the meaning set forth in Section 4.7 hereof.

“Subservicing Arrangement” means an arrangement whereby the Servicer engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement, excluding fundamental business operations, marketing and legal functions; provided that any agreement between the Servicer and third party vendors pursuant to which the Servicer purchases a specific product or service or outsources routine administrative functions shall not constitute a Subservicing Arrangement.

“Subsidiary” means with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or (b) that is, at the time any determination is being made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Successor Servicer” means any successor to the Servicer performing the obligations of the Servicer hereunder, as appointed to act as the Servicer pursuant the Back-Up Servicer Proposal and approved by the Aggregate Controlling Party.

“Supplemental Servicing Fee” means an amount not to exceed $1,000,000 during each 12 month period following the Closing Date, which may be drawn by the Servicer in whole or in part on any Weekly Allocation Date in accordance with Section 10.9 of the Indenture; provided that such amount may be increased for any 12 month period with the consent of the Aggregate Controlling Party.

“Term” shall have the meaning set forth in Section 9.1 hereof.

“Trademark” means all trademarks, service marks, trade names, trade dress, designs, logos or other indications of origin, slogans, and general intangibles of like nature, whether registered or unregistered, together with all registrations and applications therefor and all goodwill of any business connected with the use thereof and symbolized thereby.

“Trademark Assets” means any Trademarks included in the IP Assets.

“Type 3 Franchisee” has the meaning set forth in the Parent Asset Sale Agreement.

“Type 3 IHOP Restaurant” means any Restaurant that has been listed on a schedule to the Parent Asset Sale Agreement as a Type 3 IHOP Restaurant. These consist of restaurants that IHOP Inc. has identified as being potentially affected by certain misstatements, subsequently corrected, regarding registration of trademarks in Uniform Franchise Offering Circulars previously delivered to the affected Franchises.

“UFOC” has the meaning set forth in Section 5.1(a)(ix)(1) hereof.

“Weekly Servicer’s Report” has the meaning set forth in Section 3.1(c) hereof.

“Weekly Servicing Fee” means, with respect to each Weekly Allocation Date, an amount equal to the quotient of (a) $27,000,000 (subject to an increase as of each anniversary of the Closing Date by a percentage equal to the lesser of (i) the unadjusted 12-months change in the consumer price index released by the U.S. Department of Labor as of such time (if greater than zero) and (ii) 3%) and (b) 52.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA (other than a multi employer plan as defined in Section 4001(a)(3) of ERISA).

Section 1.2             Other Defined Terms.

(a)           Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

(b)           The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c)           Any reference herein to “knowledge” or “actual knowledge” of any party hereto with respect to an event shall mean the actual knowledge of (i) the Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Director of Finance or General Counsel of the Servicer, (ii) any manager or director (as applicable) of any Securitization Entity who is also a director or an officer of the Servicer and/or IHOP Corp. or (iii) any Authorized Officer of the Servicer directly responsible for managing the servicing of the relevant Franchise Asset or for administering the transactions relevant to such event.

Section 1.3             Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4             Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

ADMINISTRATION AND SERVICING OF SERVICED ASSETS

Section 2.1             IHOP Inc. to act as Servicer.  (a)  Engagement of the Servicer.  The Servicer is hereby authorized by each applicable Securitization Entity, and hereby agrees, to perform the Services subject to and in accordance with the terms of this Agreement and the other

Transaction Documents, except with respect to IP Services, the Servicing Standard.  With respect to the IP Services, the Servicer shall perform such IP Services in accordance with the Servicing Standard except that if the IP Company determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the IP Assets then the Servicer shall take such additional action.  The Servicer shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Servicing Standard, the Indenture and the other Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services which the Servicer determines are necessary or desirable and, for such purpose, is hereby granted a non-exclusive, royalty free license during the term of this Agreement, to use the IP Assets solely in connection with the performance of the Services under this Agreement.  Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Transaction Documents, including, without limitation, Section 2.8, the Servicer, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Servicer’s own name (in its capacity as agent for the applicable Securitization Entity ) or in the name of any Securitization Entity (pursuant to the Power of Attorney), on behalf of any Securitization Entity or the Indenture Trustee, as the case may be, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Serviced Assets, including, without limitation, consents to sales, transfers or encumbrances of a franchise by any Franchisee or consents to assignments and assumptions of the Franchise Agreements by any Franchisee in accordance with the terms thereof.  For the avoidance of doubt, the parties hereto acknowledge and agree that (i)  the Servicer is providing Services directly to each applicable Securitization Entity party hereto and (ii) the Issuer is not providing, and is under no obligation to provide, any Services to any of its Subsidiaries which are parties hereto.  Nothing in this Agreement shall preclude the Securitization Entities from performing the Services on their own behalf at any time, and from time to time.

(b)           Actions to Perfect Security Interests.  Subject to the terms of the Indenture and any applicable Series Supplement, the Servicer shall take those actions that are required under the Transaction Documents and applicable law to maintain continuous perfection and priority (subject to Permitted Liens) of any Securitization Entity’s and the Indenture Trustee’s respective interests in the Collateral.  Without limiting the foregoing, the Servicer shall file or cause to be filed with the appropriate government office the financing statements on Form UCC 1, and assignments of financing statements on Form UCC 3, and other filings requested by the Issuer, Co-Issuer, the Aggregate Controlling Party or the Indenture Trustee,  to be filed in connection with each Asset Transfer Agreement, the IP License Agreement, the Foreign/Type 3 IP License Agreement, the IHOP Corp. IP License Agreement, the IP Assets, the Indenture, the other Transaction Documents and the transactions contemplated thereby.

(c)           Ownership of IP Assets.  The Servicer acknowledges and agrees that all IP Assets (other than any immaterial IP Assets and, to the extent permitted under Section 7.8(a)(xvi) of the Indenture, any IP Assets which have been disposed of) shall be owned by and inure exclusively to the benefit of, the IP Company.  The Servicer shall irrevocably assign and transfer, and hereby does irrevocably assign and transfer, to the IP Company any and all of the Servicer’s right, title and interest, throughout the world, including in any goodwill connected with the use of and symbolized by any Trademarks, in, to and under any  Intellectual Property that the

Servicer may, on behalf of and for the benefit of the IP Company, acquire, develop, or create during the Term of this Agreement,  which constitutes After Acquired IP Assets.  The IP Company and Servicer expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the After Acquired IP Assets shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if, as a matter of law, such works cannot be considered “works made for hire”, then they are deemed automatically covered by the assignment provisions set forth in this subsection (c).

(d)           Further Assurances with Respect to After Acquired IP Assets.  To the extent that the assignment and transfer of After Acquired IP Assets contemplated in subsection (c) above are not effective to effectuate the transfer to IP Company of the After Acquired IP Assets, Servicer agrees to take all necessary and appropriate measures, at Servicer’s sole cost, to execute any documents and take any actions to confirm, file, and record in any appropriate Intellectual Property registry, the IP Company’s legal title in and to After Acquired IP Assets and will, at the reasonable request of the IP Company or any Insurer (so long as it is a Series Controlling Party) promptly confirm or execute any of the same.

(e)           Grant of Power of Attorney.  In order to provide the Servicer with the authority to perform and execute its duties and obligations as set forth herein, the IP Company hereby agrees to execute, upon request of the Servicer, a Power of Attorney in substantially the form set forth as Exhibit B hereto, which Powers of Attorney shall terminate in the event that the Servicer’s rights under this Agreement are terminated as provided herein.

(f)            Franchisee Insurance.  The Servicer acknowledges that, to the extent that it or any of its Affiliates is named as a “loss payee” or “additional insured” under any Franchisee Insurance Policies, it will use commercially reasonable efforts to cause it to be so named in its capacity as the Servicer on behalf of the Issuer, and the Servicer shall promptly remit to the Indenture Trustee for deposit in the Franchisee Insurance Proceeds Account any Franchisee Insurance Proceeds received by it or by the Issuer or any other Affiliate under the Franchisee Insurance Policies to the extent such Franchisee Insurance Proceeds relate to any Franchise Agreements.  The Servicer shall use commercially reasonable efforts to cause the Issuer to be named as “loss payee” under all Franchisee Insurance Policies at the earliest time such Franchisee Insurance Policies are issued, renewed or replaced after the date hereof. With respect to the Franchisee Insurance Agreements which do not provide Affiliate coverage, as set forth in Schedule 2.1(f) hereto, the Servicer shall use commercially reasonable efforts to have the Issuer named as a “loss payee” or “additional insured” within three (3) months from the Closing Date.

(g)           Servicer Insurance.  The Servicer agrees to maintain adequate insurance consistent with the type and amount maintained by the Servicer under Current Practice, subject, in each case, to any adjustments or modifications made in accordance with the Servicing Standard.  Such insurance will cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein.  All insurance policies currently maintained by the Servicer are listed on Schedule 2.1(g) hereto.

(h)           Collection of Payments; Remittances; Collection Account.  The Servicer shall cause the collection of all amounts owing under the terms and provisions of each Serviced

Document in accordance with the Servicing Standard and subject to and in accordance with the Transaction Documents.

(i)            Collections.  The Servicer shall cause all funds (other than Advertising Fees) due and to become due to any Securitization Entity to be deposited into the Lock-Box Account for further credit to the Collection Account in accordance with Section 10.2(a) of the Indenture.

(j)            Deposit of Misdirected Funds; No Commingling; Misdirected Payments.  The Servicer shall promptly deposit into the Lock-Box Account by the second Business Day immediately following actual knowledge of the receipt thereof by the Servicer or any of its Affiliates and in the form received or in cash, all payments constituting Collections received by the Servicer or any of its Affiliates in respect of the Serviced Assets incorrectly sent to the Servicer or any of its Affiliates (other than Advertising Fees).  The Servicer shall not commingle with its own assets and shall keep separate, segregated and appropriately marked and identified all Serviced Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Serviced Assets or such other property are in the possession or control of the Servicer to the extent such Serviced Assets or such other property is Collateral, the Servicer shall hold the same in trust for the benefit of the Indenture Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Servicer shall notify the Indenture Trustee in the Weekly Servicer’s Report of any amounts incorrectly deposited into the Collection Account, and arrange for the prompt remittance by the Indenture Trustee of such funds from the Collection Account to the Servicer.  The Indenture Trustee shall have no obligation to verify any information provided to it by the Servicer in any Weekly Servicer’s Report and shall remit such funds to the Servicer based solely on such Weekly Servicer’s Report.

(k)           Advertising Funds.  All Advertising Fees collected from the Franchisees and Area Licensees (the “Advertising Funds”) after the Cut-Off Date shall be deposited directly into a segregated account (the “Advertising Funds Account”) maintained by the Issuer and serviced by the Servicer, which shall not be subject to the Lien of the Indenture Trustee pursuant to the Transaction Documents; provided, however, that, Advertising Fees incorrectly deposited into the Lock-Box Account or a Collection Account shall be released therefrom pursuant to paragraph (j) above.  Servicer shall cause all Advertising Funds on deposit as of the Cut-Off Date in any of its bank accounts to be remitted to the Advertising Funds Account (including by transferring the title to such account to the Issuer and/or causing such account to become the Advertising Funds Account) on the Closing Date.  The Servicer shall not make or permit or cause any other person to make or permit any borrowings to be made or liens to be levied against the Advertising Funds.  The Advertising Funds shall be used solely for activities permitted in accordance with the Franchise Agreements and Area License Agreements.  All interest and earnings (net of losses and investment expenses) paid on funds on deposit in the Advertising Funds Account shall be for the sole benefit of the Issuer and the Co-Issuer.  All amounts from time to time on deposit in the Advertising Funds Account shall be invested in Eligible Investments.

(l)            Pre-Closing Date Net Collections Payment.    The Servicer shall remit all Pre-Closing Date Net Collections Payments to the Lock-Box Account (including by transferring the title to its lock-box account to the Issuer and/or causing such account to become the Lock-Box Account) on the Closing Date.

Section 2.2             Trust Accounts.  The Indenture Trustee shall maintain the Collection Accounts, the Franchisee Insurance Proceeds Account and any other accounts in accordance with the Indenture.

Section 2.3             Records.

(a)           The Servicer shall retain all data (including, without limitation, computerized records) relating directly to, or maintained in connection with, the servicing of the Serviced Assets at its address indicated in Section 9.5 (or at an off site storage facility reasonably acceptable to the Issuer, each Insurer and the Back-Up Servicer) or, upon thirty (30) days’ notice to the Issuer, the IP Company, the Rating Agencies, each Insurer, the Back-Up Servicer and the Indenture Trustee, at such other place where the servicing office of the Servicer is located, and shall give the Indenture Trustee, each Insurer and the Back-Up Servicer access to all such data in accordance with the terms and conditions of the Transaction Documents; provided, however, that the Indenture Trustee shall not be obligated to verify, recalculate or review any such data. As between the parties, the Issuer shall own the Intellectual Property rights in the data.

(b)           If the rights of the Servicer shall have been terminated in accordance with Section 9.5 or if this Agreement shall have been terminated pursuant to Section 9.1, the Servicer shall, upon demand of the Indenture Trustee (based upon the written direction of the Aggregate Controlling Party), in the case of a termination pursuant to Section 6.1, or upon the demand of the Issuer, in the case of a termination pursuant to Section 9.1, deliver to the Back-Up Servicer or the Successor Servicer all data in its possession or under its control (including, without limitation, computerized records) necessary or desirable for the servicing of the Serviced Assets; provided, however, that the Servicer may retain a single set of copies of any books and records that the Servicer reasonably believes will be required by it for the purpose of performing any of the Servicer’s accounting, public reporting or other administrative functions that are performed in the ordinary course of the Servicer’s business; and provided, further, that the Servicer shall have access, during normal business hours and upon reasonable notice, to all books and records that the Servicer reasonably believes would be necessary or desirable for the Servicer in connection with the preparation of any tax or other governmental reports and filings and other uses; and provided, further, that if the Issuer or the Indenture Trustee shall desire to dispose of any of such books and records at any time within five years of the Servicer’s termination, the Issuer shall, prior to such disposition, give the Servicer a reasonable opportunity, at the Servicer’s expense, to segregate and remove such books and records as the Servicer may select.  The provisions of this Section 2.3 shall be deemed to require the Servicer to transfer any proprietary material or customized computer programs that are necessary or desirable for uninterrupted use of the data in the same manner as the Servicer has used it during the Term of this Agreement.

Section 2.4             Administrative Duties of Servicer.

(a)           Duties with Respect to the Transaction Documents.  The Servicer shall perform the duties of the applicable Securitization Entities under the Transaction Documents.  The Servicer shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Transaction Documents.

(b)           Duties with Respect to the Securitization Entities.  In addition to the duties of the Servicer set forth in this Agreement or any of the Transaction Documents, the Servicer, in accordance with the Servicing Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws.  Pursuant to the directions of the Securitization Entities and in accordance with the Servicing Standard, the Servicer shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Servicer, subject to the Servicing Standard.

(c)           Records.  The Servicer shall maintain appropriate books of account and records relating to the services performed under this Agreement, which books of account and records shall be accessible for inspection by the Indenture Trustee, the Issuer and each Insurer during normal business hours and upon reasonable notice.

Section 2.5             No Offset.  The obligations of the Servicer under this Agreement shall not be subject to, and the Servicer hereby waives, in connection with the performance of such obligations, any defense, counterclaim or right of offset which the Servicer has or may have against the Issuer, the Indenture Trustee, each Insurer or any of the other Securitization Entities, whether in respect of this Agreement, the other Transaction Documents, any Related Document, any document governing any Serviced Asset or otherwise.

Section 2.6             Compensation.  As compensation for the performance of its obligations under this Agreement, the Servicer shall be entitled to receive the Weekly Servicing Fee and, if necessary, the Supplemental Servicing Fee, on the Weekly Allocation Date, subject to and in accordance with Article 10 of the Indenture.

Section 2.7             Indemnification.  (a)  The Servicer agrees to indemnify and hold the Issuer, the Co-Issuer, the other Securitization Entities, each Insurer and the Indenture Trustee and their respective officers, directors, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur as a result of (i) the failure of the Servicer to perform or observe its obligations under this Agreement, (ii) the breach by the Servicer of any representation, warranty or covenant under this Agreement or (iii) the Servicer’s negligence, bad faith or willful misconduct; provided, however, that there shall be no indemnification under this Section 2.7(a) for a breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof so long as the Servicer has complied with Section 2.7(b) and Section 2.7(c) hereunder.

(b)           In the event of a breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof, the Servicer shall promptly notify the Indenture Trustee and each Insurer and shall pay to the Issuer liquidated damages in an amount equal to the Defective Asset Damages Amount, which payment shall be deposited directly to the Lock-Box Account.  Upon payment by the Servicer of the Defective Asset Damages Amount to the Issuer with respect to any Defective New Asset in accordance with the preceding sentence and all amounts, if any, owing at such time under Section 2.7(c) below, the Issuer, the Co-Issuer or the applicable Securitization Entity shall, to the extent permitted by applicable law, assign such Defective New Asset to the Servicer (together with a master franchise or license agreement permitting the Servicer and its Affiliates the right to sub franchise such Defective New Asset, as applicable) and the Servicer shall accept assignment of such Defective New Asset from the relevant Securitization Entity.  Such Securitization Entity shall, in such event, make all assignments of such Defective New Asset necessary to effect such assignment, as applicable.  Any such assignment by the Issuer shall be without recourse to, or representation or warranty by, Issuer.  All costs and expenses associated with the foregoing shall be paid by the Servicer on demand to or at the direction of the Issuer.

(c)           In addition to the rights provided in Section 2.7(b) above, the Servicer agrees to indemnify and hold each Indemnitee harmless if any action or proceeding (including any governmental investigation and/or the assessment of any fines or similar items) shall be brought or asserted against such Indemnitee in respect of a material breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof to the extent provided in Section 2.7.

(d)           Any Indemnitee that proposes to assert the right to be indemnified under Section 2.7 will promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Servicer under such sections, notify the Servicer of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.  In the event that any action, suit or proceeding shall be brought against any Indemnitee (other than the Indenture Trustee and its officers, directors, employees and agents), such Indemnitee shall notify the Servicer of the commencement thereof and the Servicer shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Aggregate Controlling Party, as well), and after notice from the Servicer to such Indemnitee of its election to assume the defense thereof, the Servicer shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Servicer shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such settlement and fully discharges with prejudice against the plaintiff the claim or action against such Indemnitee and does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of such Indemnitee; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Servicer in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Servicer, or (ii) the Servicer shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Servicer, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Servicer (in which case, the Indemnitee notifies the Servicer in writing that it elects to employ separate counsel at the expense of the Servicer, the reasonable fees and expenses of such Indemnitee’s counsel will be borne by the Servicer and the Servicer shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Servicer shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnitees, which firm shall be designated in writing by such Indemnitee).  In the event that any action, suit or proceeding shall be brought against any Indenture Trustee or any of its officers, directors, employees or agents (each, a “Indenture Trustee Indemnitee”), it shall notify the Servicer of the commencement thereof and the Indenture Trustee Indemnitee shall have the right to employ its own counsel in any such action at the expense of the Servicer.  No Indemnitee shall settle or compromise any claim covered pursuant to this Section 2.7 without the prior written consent of the Servicer, which shall not be unreasonably withheld or delayed.  The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Servicer shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder.

Section 2.8             Nonpetition Covenant.  The Servicer shall not, prior to the date that is one year and one day after the payment in full of the Outstanding Principal Amount of the Notes of each Series and all other Secured Obligations, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of any Securitization Entity.

Section 2.9             Issuer Consent.  Subject to the Servicing Standard and the terms of the Indenture, the Servicer shall have the authority, on behalf of the Issuer, to grant or withhold consents of the “franchisor” required under the Franchise Agreements; provided that the Servicer may only consent to the assignment, renewal, modification or termination of a Franchise Agreement or the release of any Franchisee from its obligations under a Franchise Agreement if such consent or release is consistent with the Servicing Standard and the relevant Transaction Documents.

Section 2.10           Appointment of Subservicers.  The Servicer may enter into Subservicing Arrangements; provided that, other than with respect to any existing Subservicing Arrangement set forth in Schedule 2.10, no Subservicing Arrangement shall be effective unless and until (i) such subservicer executes and delivers an agreement to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Servicer under this Agreement; provided that such Subservicing Arrangement (including any Subservicing Arrangements between the Servicer and an Affiliate of the Servicer) shall be terminable by the Aggregate Controlling Party upon a Servicer Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.2 herein; and (ii) a written notice has been provided to the Aggregate Controlling Party.  Any such Subservicing Arrangement entered into after the date hereof shall be reported to the Back-Up Servicer quarterly in accordance with the Back-Up Servicer Agreement.  Notwithstanding anything to the contrary herein or in any Subservicing Arrangement, the Servicer shall remain primarily and directly liable for its obligations hereunder and in connection with any Subservicing Arrangement.

ARTICLE III

STATEMENTS AND REPORTS

Section 3.1             Reporting by the Servicer.

(a)           Reports Required Pursuant to the Indenture.  The Servicer, on behalf of the Issuer, will furnish, or cause to be furnished, to the Indenture Trustee and each Series Controlling Party, all reports required to be delivered by any Securitization Entity pursuant to the Indenture or any other Transaction Document.

(b)           Monthly Noteholders’ Statement.  The Servicer, on behalf of the Issuer, will furnish, or cause to be furnished, to the Indenture Trustee and each Insurer two (2) Business Days prior to each Payment Date, with respect to each series of Notes, (i) a monthly statement (the “Monthly Noteholders’ Statement”) substantially in the form of Exhibit C hereto setting forth the information described therein relating to the distributions to be made to the Noteholders of that series on such Payment Date, the allocations of Collections received and payments made during the calendar month preceding the Payment Date and certain measures of the performance of the Collateral, and (ii) such other information as the Indenture Trustee or each Insurer may reasonably request.  A copy of the Monthly Noteholders’ Statement and any information provided under this Section 3.1(b) shall simultaneously be provided to the Rating Agencies.  Each Monthly Noteholders’ Statement shall include a certification by the Servicer that (A) to its knowledge, any historical information contained therein is true and correct in all material respects, (B) any forward looking information contained therein has been prepared in good faith based on information in the Servicer’s possession and/or reasonably available to the Servicer as of the date thereof and (C) the Servicer has performed in all material respects its obligations under each Transaction Document since the date of the previously delivered Monthly Noteholders’ Statement (or, if there has been a material default in the performance of any such obligation, specifying each such default and the nature and status thereof).

(c)           Monthly Servicer’s Certificate.  The Servicer shall furnish, or cause to be furnished, to the Issuer, the Co-Issuer, the applicable Securitization Entity, the Indenture Trustee, each Insurer and the Paying Agent three (3) Business Days prior to each Payment Date, a certificate substantially in the form of Exhibit D (each, a “Monthly Servicer’s Certificate”) with a monthly servicer report substantially in the form of Exhibit D hereto, including a certification to the effect that, except as otherwise provided in any other notice hereunder, no Servicer Termination Event, Event of Default or Default has occurred or is continuing (each, a “Monthly Servicer’s Report”). A copy of the Monthly Servicer’s Certificate provided under this Section 3.1(c) shall simultaneously be provided to the Rating Agencies.

(d)           Weekly Servicer’s Report.  The Servicer shall furnish, or cause to be furnished, to the Issuer, the Co-Issuer, the applicable Securitization Entity, the Indenture Trustee and each Insurer on the day prior to each Weekly Allocation Date, by no later than 12:00p.m. (noon) EST, a weekly servicer report (the “Weekly Servicer’s Report”) substantially in the form of Exhibit E hereto setting forth the information described therein with respect to each Serviced Asset of the Issuer, the IP Company or the other Securitization Entities, as applicable, for the one week commencing on the Sunday and ending on the Saturday immediately preceding such date. Such Weekly Servicer’s Report shall also include all information that the Indenture Trustee requires to make such payments and allocations in Section 10.9 of the Base Indenture, including (but not limited to) the Series Debt Service Coverage Ratio and whether a Series DSCR Mandatory Redemption Event has occurred.

(e)           Delivery of Financial Statements.  The Servicer shall provide to the Indenture Trustee and each Insurer (so long as it is a Series Controlling Party) within 90 days after the end of each fiscal year of the Issuer, a copy of the audited consolidated balance sheet of the Issuer and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by the Independent Accountants of the Issuer.

(f)            Termination Notices.  The Servicer shall send the Indenture Trustee and each Insurer (so long as it is a Series Controlling Party) a copy of any notices of termination sent by the Servicer to any Franchisee.

(g)           Additional Information; Access to Books and Records.  The Servicer will furnish from time to time such additional information regarding the Collateral or compliance with the covenants and other agreements of IHOP Inc., IHOP Corp. and any Securitization Entity and/or any Affiliate or Subsidiary under the Transaction Documents as the Indenture Trustee, the Rating Agencies or any Series Controlling Party may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable law by IHOP Corp., IHOP Inc., and any Affiliate or Subsidiary thereof, the Servicer, IHOP Holdings and any Securitization Entity.  Once during each successive annual period commencing on the Closing Date, the Servicer, IHOP Inc., IHOP Corp. and each Securitization Entity and/or any Affiliate or Subsidiary shall allow the Indenture Trustee, each Series Controlling Party (that is not an Aggregate Controlling Party) and any Person appointed by any of them (in each case, at the expense of the Servicer; provided, however, that in the case of a Series Controlling Party or its appointee, such expense shall not exceed a reasonable amount to be agreed upon between the

Servicer and the relevant Series Controlling Party prior thereto), access to its books of account (as well as those pertaining to the Securitization Entities) and records upon reasonable notice, and permit the Indenture Trustee, each Series Controlling Party (that is not an Aggregate Controlling Party) and any Person appointed by any of them to discuss its affairs, finances and accounts with any of its officers, directors and other representatives, to discuss its affairs, finances and accounts with its independent public accountants and to inspect the Serviced Assets and all records related thereto (and to make extracts and copies thereof); provided, further, that each Series Controlling Party shall be allowed additional access upon reasonable notice at the expense of such Series Controlling Party, or at the expense of the Servicer upon the occurrence of a Default, Event of Default or Servicer Termination Event.

Section 3.2             Appointment of Independent Accountant.  On or before the Closing Date, the Issuer shall appoint a firm of independent public accountants of recognized national reputation that is reasonably acceptable to the Aggregate Controlling Party to serve as the independent accountants (“Independent Accountants”) for purposes of preparing and delivering the reports required by Section 3.3.  It is hereby acknowledged that the accounting firm of Ernst & Young LLP is acceptable for purposes of serving as Independent Accountants.  The Issuer may not remove the Independent Accountants without first giving 90 days’ prior written notice to the Independent Accountants, with a copy of such notice also given concurrently to the Indenture Trustee, the Rating Agencies, each Insurer that is a Series Controlling Party and the Servicer.  Upon any resignation by such firm or removal of such firm, the Issuer shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Accountants hereunder.  If the Issuer shall fail to appoint a successor firm of Independent Accountants which has resigned or been removed within 60 days after the effective date of such resignation or removal, the Aggregate Controlling Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Servicer to serve as the Independent Accountants hereunder.  The fees of any Independent Accountants shall be payable by the Issuer.

Section 3.3             Annual Accountants’ Reports.  On or before 180 days after the end of the fiscal year ending on or about December 31, 2006, and on or before 120 days after the end of each subsequent fiscal year of the Servicer, the Servicer shall deliver to the Issuer, the Indenture Trustee, each Insurer that is a Series Controlling Party and the Rating Agencies a separate report (the “Accountants’ Report”), concerning the fiscal year just ended (or such other first period since the date of this Agreement), prepared by the Independent Accountants, to the effect that:  (A) such firm has examined the management assertion, prepared substantially in the form of Exhibit A hereto, delivered by the Servicer; (B) such examination was made in accordance with the generally accepted auditing standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about management’s compliance, as Servicer, with the minimum servicing criteria as set forth in the Securities and Exchange Commission’s Regulation AB (the “Criteria”), to the extent such Criteria are applicable to the servicing obligations set forth in the Agreement; (C) management of the Servicer has asserted to such firm that the Servicer has complied with the minimum servicing standards identified in the Criteria, as of the end of and for the preceding fiscal year, to the extent that such standards are applicable to the servicing obligations set forth in this Agreement;  and, (D) except as described in the report, management’s assertion is fairly stated in all material respects.  The report will also indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.  In the event such independent public accountants require the Indenture Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Servicer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Indenture Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 3.4             Available Information.  The Servicer, on behalf of the Issuer, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.  The Servicer shall deliver such information, and shall promptly deliver copies of all Monthly Noteholders’ Statement and Accountants’ Reports, to the Indenture Trustee as contemplated by Section 12.1 of the Indenture, to enable the Indenture Trustee to redeliver such information to purchasers or prospective purchasers of the Notes.

ARTICLE IV

THE SERVICER

Section 4.1             Representations and Warranties Concerning the Servicer.  The Servicer represents and warrants to the Issuer, each Insurer and each other Securitization Entities party hereto and the Indenture Trustee, as of the Closing Date and each Issuance Date (except if otherwise expressly noted), as follows:

(a)           Organization and Good Standing.  The Servicer (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement.

(b)           Power and Authority; No Conflicts.  The execution and delivery by the Servicer of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Servicer and have been duly authorized by all necessary corporate action on the part of the Servicer.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Servicer, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Servicer or its properties, or the charter or bylaws or other organizational documents and agreements of the Servicer, or any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Servicer is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

(c)           Consents.  Except for registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, the Servicer is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Servicer of this Agreement, or the validity or enforceability of this Agreement against the Servicer, except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Servicer as a “subfranchisor”.

(d)           Due Execution and Delivery.  This Agreement has been duly executed and delivered by the Servicer and constitutes a legal, valid and binding instrument enforceable against the Servicer in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)           No Litigation.  There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Servicer, threatened against or affecting the Servicer, before or by any Governmental Authority having jurisdiction over the Servicer or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement, or (ii) which could reasonably be expected to have a Material Adverse Effect.  The Servicer is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Due Qualification.  Except for registrations as a franchise broker or franchise sales agent as required under state or foreign franchise statutes and regulations, the filings as to which shall have been made on or prior to the date hereof, and except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Servicer as a “subfranchisor”, the Servicer has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement by the Servicer, and the consummation by the Servicer of all the transactions herein contemplated to be consummated by the Servicer and the performance of its obligations hereunder.

(g)           No Default.  The Servicer is not in default under any agreement, contract, instrument or indenture to which the Servicer is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority; and no event has occurred which with notice or lapse of time or both would constitute such a material default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h)           Taxes.  The Servicer has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all state and other tax returns that are required to be filed.

The Servicer has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Servicer and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer).  The charges, accruals and reserves on the Servicer’s books in respect of taxes are and shall be adequate.

(i)            Accuracy of Information.  As of the date thereof, the information contained in the applicable Offering Circular relating to the issuance or a Series of Notes (if any) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Servicer hereby covenants that all information (as amended, supplemented and superseded) to be provided to the Back-Up Servicer pursuant to this Agreement shall be true and accurate in all material respects as of the date delivered to the Back-Up Servicer; provided, however, that, no amendment, supplement or superseding document shall be effective to cure previously nonconforming information if the Back-Up Servicer or any Insurer has relied upon such information to its detriment..

(j)            Financial Statements.  As of the Closing Date, the audited combined balance sheets of IHOP Corp. and Affiliates as of December 31, 2006, December 31, 2005 and December 31, 2004 and the related combined statements of income and shareholders’ equity included in the Offering Circular, reported on and accompanied by an unqualified report from Independent Accountant, present fairly the financial condition of the Servicer and Affiliates as at such date, and the results of operations and shareholders’ equity for the respective periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved.

(k)           No Material Adverse Change.  Since September 30, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(l)            ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and each Plan (including, to the actual knowledge of the Servicer, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect except as  could reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Servicer nor any Affiliate thereof has had a complete or partial withdrawal from any Multiemployer Plan, and the Servicer would not become subject to any liability under ERISA if the Servicer or any Affiliate thereof were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the actual knowledge of the Servicer, no such Multiemployer Plan is in Reorganization, insolvent or terminating or is reasonably expected to be in Reorganization, become insolvent or be terminated.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Servicer and each Affiliate thereof for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Servicer does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.  Neither the Servicer nor any Affiliate thereof has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject the Servicer to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.  There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

(m)          Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount, the Servicer hereby represents and warrants as follows:

(i)            The Servicer:  (A) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws, (B) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased or otherwise operated by it and (C) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits.

(ii)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly leased, owned, or operated by the Servicer, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could be expected to (A) give rise to liability of the Servicer under any applicable Environmental Law or otherwise result in costs to the Servicer, (B) interfere with the Servicer’s continued operations or (C) impair the fair saleable value of any real property owned or leased by the Servicer.

(iii)          There is no judicial, administrative or arbitral proceeding or action (including, without limitation, any notice of violation or alleged violation) under or relating to any Environmental Law to which the Servicer is, or, to the knowledge of the

Servicer, will be, named as a party that is pending or, to the knowledge of the Servicer, threatened.

(iv)          The Servicer has not received any written request for information, or has been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law, or with respect to any Materials of Environmental Concern.

(v)           The Servicer has not entered into or agreed to any consent decree, order or settlement or other agreement, or is subject to any judgment, decree or order or other agreement, in any judicial, administrative, arbitral or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(vi)          The Servicer has not assumed or retained, by contract, conduct or operation of law, any liability or obligation of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

(n)           No Servicer Termination Event.  No Servicer Termination Event has occurred or is continuing, and, to the knowledge of the Servicer, there is no event which, with notice or lapse of time, or both, would constitute a Servicer Termination Event.

(o)           Location of Records.  The offices at which the Servicer keeps its records concerning the Serviced Assets are located at the addresses set forth herein.

(p)           DISCLAIMER.  EXCEPT FOR SERVICER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Section 4.1 OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE TO ANY OTHER PARTY WITH RESPECT TO THE SERVICES, THE IP ASSETS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTIES OF NON INFRINGEMENT WITH RESPECT TO THE IP ASSETS, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES.

Section 4.2             Existence; Status as Servicer.  The Servicer shall keep in full effect its existence under the laws of the state of its incorporation, and maintain its rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder, and will obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 4.3             Performance of Obligations.

(a)           Punctual Performance.  The Servicer shall punctually perform and observe all of its obligations and agreements contained in this Agreement in accordance with the terms hereof and as contemplated by the Servicing Standard.

(b)           Limitations of Responsibility of the Servicer.  The Servicer will have no responsibility under this Agreement other than to render the services called for hereunder in good faith and consistent with the Servicing Standard.

(c)           Special Provisions as to IP Assets.  Servicer acknowledges and agrees that the IP Company has the right and duty to control the quality of the goods and services offered under the Trademark Assets and the manner in which the Trademark Assets are used in order to maintain the validity, enforceability and its ownership of the Trademark Assets.  Servicer shall consult with, and obtain the prior approval of the IP Company with respect to the (i) promulgation of standards with respect to the operation of Restaurants, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (ii) the promulgation of standards with respect to new businesses, products and services which the IP Company approves for inclusion in the license granted under the IP License Agreement (or other license agreement or sublicense agreement for which the Servicer is performing IP Management Services), (iii) the nature of the Quality Control Programs and other means of monitoring and controlling adherence to the standards, (iv) the terms of any Franchise Agreements or other Sublicense agreements that relate to the quality standards which licensees must follow with respect to businesses, goods and services offered under the Trademark Assets and the usage of the Trademark Assets, (v) the commencement of enforcement actions with respect to the Trademark Assets and the terms of any settlements thereof that implicate the use or the IP Company’s ownership thereof, (vi) the adoption of any variations on the IHOP Brand which are not in use on the date hereof, or other new marks to be included in the Trademark Assets,  and the abandonment of any IP Assets; and (vi) any uses of the Trademark Assets that are not part of Current Practices.  The IP Company shall have the right to monitor the Servicer’s compliance with the foregoing and its performance of the IP Management Services and, in furtherance thereof, Servicer shall provide IP Company, at IP Company’s request from time to time, with copies of Franchise Arrangements and other Sublicenses, samples of materials bearing the Trademark Assets used by licensees and sublicensees, and the results of Quality Control Programs.  Nothing herein shall limit the IP Company’ rights, and the Securitization Entities’ obligations, under the IP License Agreement, the Foreign/Type 3 IP License Agreement or any other license agreement which is subject to the IP Management Services.

(d)           Right to Receive Instructions.  Without limiting the Servicer’s obligations under Section 4.3(c) above, in the event that the Servicer is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any Related Document, or any such provision is, in the good faith judgment of the Servicer, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any Related Document permits any determination by the Servicer or is silent or is incomplete as to the course of action which the Servicer is required to take with respect to a particular set of facts, the Servicer may give notice (in such form as shall be appropriate under the circumstances) to each Series Controlling Party and the Indenture Trustee requesting written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Servicer shall have acted or refrained from acting in good faith in accordance with any such instructions received from the Aggregate Controlling Party, the Servicer shall not be liable on account of such action or inaction to any Person.  Subject to the Servicing Standard, if the Servicer shall not have received appropriate instructions from the Aggregate Controlling Party within fifteen (15) days of such notice, the

Servicer (i) shall promptly notify each Series Controlling Party of the absence of any such instructions and (ii) until such later time, if any, as the Servicer receives appropriate instructions from the Aggregate Controlling Party, may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Servicer shall reasonably deem to be in the best interests of the Aggregate Controlling Party; provided, however, that if an Insurer is not the Series Controlling Party for a Series of Notes, the Servicer shall also prepare and provide to the Indenture Trustee all notices, forms and consent solicitations to be delivered to the related Noteholders in connection with such notice and request for instructions; and provided, further, that if no Insurer is a Series Controlling Party for a Series of Notes and if the Servicer shall not have received appropriate instructions from the Aggregate Controlling Party within twenty (20) days of such notice, the Servicer may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Servicer shall deem to be in the best interests of the Aggregate Controlling Party and the Securitization Entities.  The Servicer shall have no liability to any Person for such action or inaction taken in reliance on the preceding sentence except for the Servicer’s own willful misconduct or negligence.

(e)           No Duties Except as Specified in this Agreement or in Instructions.  The Servicer shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Servicer is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Servicing Standard, and no implied duties or obligations shall be read into this Agreement against the Servicer.  The Servicer nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Serviced Assets which result from valid claims against the Servicer personally whether or not related to the ownership or administration of the Serviced Assets or the transactions by the Transaction Documents.

(f)            No Action Except Under Specified Documents or Instructions.  The Servicer shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Servicer pursuant to this Agreement.

(g)           Limitations on the Servicer’s Liability.  Except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Servicer in the observance or performance of any of its agreements contained in this Agreement, (ii) the breach by the Servicer of any representation or warranty made by it herein or (iii) acts or omissions constituting the Servicer’s own willful misconduct, bad faith or negligence in the performance of its duties hereunder or otherwise, neither the Servicer nor any of its Affiliates (other than any other Securitization Entity), managers, officers, members or employees shall be liable to any Securitization Entity, each Insurer, the Noteholders or any other Person under any circumstances, including, without limitation:

(1)           for any action taken or omitted to be taken by the Servicer in good faith in accordance with the instructions of the Aggregate Controlling Party or Series Controlling Party (as applicable) made in accordance herewith;

(2)           for any representation, warranty, covenant, agreement or indebtedness of any Securitization Entity under the Notes or any Related Document, or for any other liability or obligation of any Securitization Entity;

(3)           for or in respect of the validity (other than as to the obligations of the Servicer) or sufficiency of this Agreement or for the due execution hereof by any party hereto other than the Servicer, or for the form, character, genuineness, sufficiency, value or validity of any part of the Collateral, or for or in respect of the validity or sufficiency of the Transaction Documents; and

(4)           for any action or inaction of the Indenture Trustee, any Series Controlling Party or the Aggregate Controlling Party, or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any Related Document that is required to be performed by the Indenture Trustee, Series Controlling Party or the Aggregate Controlling Party under this Agreement or any Related Document.

(h)           No Financial Liability.  No provision of this Agreement (other than the last sentence of paragraph (e) above) shall require the Servicer to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Servicer shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.  Notwithstanding the foregoing, the Servicer shall be obligated to perform its obligations hereunder, consistent with the Servicing Standard, unless the Servicer determines that it is more likely than not that it will not be reimbursed for all of its expenses incurred in connection with its obligations hereunder for reasons other than as a result of any limit on amounts payable pursuant to the definitions of Weekly Servicing Fee, Supplemental Servicing Fee and the Weekly Collections Account Allocation Priority.

(i)            Reliance.  The Servicer may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates.  The Servicer may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate party other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Servicer may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Servicer for any action taken or omitted to be taken by it in good faith in reliance thereon.

(j)            Consultations with Third Parties; Advice of Counsel.  In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Servicer (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, provided that the Servicer shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Servicer, consult with external counsel or accountants selected and monitored by the Servicer in good faith and in the absence of negligence, and the Servicer shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

(k)           Independent Contractor.  In performing its obligations as servicer hereunder the Servicer acts solely as an independent contractor of the Issuer and the other Securitization Entities, except to the extent the Servicer is deemed to be an agent of the Issuer by virtue of engaging in franchise sales activities as broker or receiving payments on behalf of the Issuer.  Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Issuer and the Servicer other than the independent contractor contractual relationship established hereby.  Nothing herein shall be deemed to vest in the Servicer title to the IP Assets.  Except as otherwise provided herein or in the other Transaction Documents, the Servicer shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, any Series Controlling Party, the Aggregate Controlling Party or the Indenture Trustee (except as set forth in Section 2.3 hereof) and, without limiting the foregoing, the Servicer shall not be liable under or in connection with the Notes.  The Servicer shall not be responsible for any amounts required to be paid by the Indenture Trustee under or pursuant to the Indenture.

Section 4.4             Merger; Resignation and Assignment.

(a)           Preservation of Existence.  The Servicer shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed, absent an Event of Default, Servicer Termination Event, or any event which, with the passage of time or giving of notice or both, would become one or more of the same that has occurred and is continuing or would occur giving effect to such action, to prevent (i) the merger into the Servicer of another Person, (ii) the consolidation of the Servicer and another Person, (iii) the merger of the Servicer into another Person or (iv) the sale of substantially all of the property or assets of the Servicer to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Servicer shall continue to be engaged in the same line of business as the Servicer and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Servicer is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Servicer shall expressly assume the obligations of the Servicer under this Agreement and expressly agree to be bound by all other provisions applicable to the Servicer under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Indenture Trustee and the Aggregate Controlling Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been met and the written consent of the Aggregate Controlling Party has been obtained.  Notwithstanding anything to the contrary contained in this Section 4.4(a), the Servicer shall be permitted to reorganize into a Delaware limited liability company, the sole member of which is IHOP Corp., without having to satisfy any of the requirements of the preceding sentence.

(b)           Resignation.  The Servicer shall not resign from the rights, powers, obligations and duties hereby imposed on it except (i) upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable law and (B) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (ii) if the Servicer is terminated as the Servicer pursuant to Section 6.1(b).  As to clause (i)(A) above, any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Indenture Trustee and each Insurer that is a Series Controlling Party.  No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.1(b).  The Indenture Trustee, the Issuer, each Insurer that is a Series Controlling Party and the Rating Agencies shall be notified of such resignation in writing by the Servicer.  From and after such effectiveness, the Successor Servicer shall be, to the extent of the assignment, the “Servicer” hereunder.  Except as provided above in this Section 4.4(a) the Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c)           Term of Servicer’s Obligations.  Except as provided in Section 4.3(a) and Section 4.3(b), the duties and obligations of the Servicer under this Agreement shall commence on the date hereof and continue until this Agreement shall have been terminated as provided in Section 6.1(b) or Section 9.1 and shall survive the exercise by the Issuer, each Insurer or the Indenture Trustee of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1(b)), or the enforcement by the Issuer, each Insurer, the Indenture Trustee or any Noteholder, or any subrogee of same, of any provision of the Indenture, the other Transaction Documents, the Notes or this Agreement.

Section 4.5             Notice of Certain Events.  Upon the occurrence of any of the following events:  (a) the Co-Issuers or any Affiliate thereof shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of either Co-Issuer or any Affiliate thereof, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Aggregate Controlling Party, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the Co-Issuers or any Affiliate thereof incur, or in the reasonable opinion of the Aggregate Controlling Party are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; (f) any other event or condition shall occur or exist with respect to a Plan (in each case in clauses (a) through (f) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect); (g) a Servicer Termination Event, an Event of Default or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (h) any action, suit, investigation or proceeding pending or, to the knowledge of the Servicer, threatened against or affecting the Servicer, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Servicer or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or which could reasonably be expected to have a Material Adverse Effect, the Servicer shall provide written notice to the Indenture Trustee, each Insurer and the Rating Agencies of the same promptly and in any event within 3 (three) Business Days of obtaining knowledge of same.

Section 4.6             Capitalization.  The Servicer shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.7             Franchise Law Determination.  On or prior to the date hereof, the Servicer shall file such documents as are necessary to register as a franchise broker or franchise sales agent as required by applicable state franchising authorities.  Upon final determination by any state franchising authority that the Servicer is considered by such state franchising authority to be a “subfranchisor”, the Servicer within 120 days of such determination shall file such documents and take such other compliance actions as are required by such state franchising authority or under such state’s franchise laws.

Section 4.8             Maintenance of Separateness.  The Servicer covenants that, except as contemplated by the Transaction Documents:

(a)           the books and records of each Securitization Entity will be maintained separately from those of the Servicer and each of its Affiliates that is not a Securitization Entity;

(b)           all financial statements of the Servicer that are consolidated to include any Securitization Entity and that are distributed to any party will contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity, and (ii) such Securitization Entity is a separate entity and, as may be applicable, has creditors who have received interests in the Securitization Entity’s assets;

(c)           the Servicer will observe (and will cause each of its Affiliates that is not a Securitization Entity to observe) limited liability company formalities in its dealing with any Securitization Entity;

(d)           the Servicer shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Servicer or any successor to or assign of the Servicer from holding funds of the Securitization Entity in its capacity as Servicer for such entity in a segregated account identified for such purpose;

(e)           the Servicer will (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity and each of the Servicer and its Affiliates that are not Securitization Entities will be compensated at market rates for any services it renders or otherwise furnishes to such Securitization Entity;

(f)            the Servicer will not be, and will not hold itself out to be, responsible for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entity and the Servicer will not permit any Securitization Entity to hold the Servicer out to be responsible for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and

(g)           upon an officer or other responsible party of the Servicer obtaining actual knowledge that any of the foregoing provisions in this Section 4.8 hereof has been breached or violated in any material respect, the Servicer will promptly notify the Indenture Trustee, each Insurer that is a Series Controlling Party and the Rating Agencies of same and will take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Section 4.9             [RESERVED]

Section 4.10           Business Operations.  The Servicer shall not engage in any Competitive Business or any business other than (a) the performance of its obligations under this Agreement, (b) the ownership of IHOP Holdings LLC and (c) the performance of services for future and existing Affiliates (each, a “Serviced Affiliate”), pursuant to a written servicing or management services agreement, on an arm’s length basis reasonably customary in the restaurant industry; provided that (i) the costs to the Servicer in providing such services, including without limitation, overhead, administrative and employee related expenses, shall be fairly and reasonably borne by and allocated among all such Serviced Affiliates, (ii) such rendering of services not related to the IHOP Brand will not result in a Material Adverse Effect; (iii) the Servicer shall cause to be prepared and validated separate financial statements for the provision of services pursuant to this Agreement and the other Transaction Documents, (iv) the Servicer shall at all times maintain adequate offices, equipment and employees necessary to perform its obligations under this Agreement and the other Transaction Documents and (v) neither the Servicer nor any of its Affiliates shall engage in a Competitive Business other than as provided herein and in the other Transaction Documents.

Section 4.11           Amendment of and Compliance with Collection Practices.

(a)           Without the prior written consent of the Aggregate Controlling Party, the Servicer shall not make or permit to be made any change or modification to its historical practices with respect to the collection of the Franchise Payments of the Franchise Assets as set forth in Schedule 4.11 hereto (the “Collection Practices”), except (i) if such changes or modifications are required under applicable law or (ii) if such changes or modifications would not, in the Servicer’s reasonable business judgment, materially negatively affect the collectibility or timing of, or materially decrease the amount of, the Franchise Payments.

(b)           The Servicer shall perform its obligations hereunder in accordance with and comply in all material respects with the Collection Practices.

Section 4.12           Protection of Secured Parties’ Rights and Collectibility of Franchise Payments.  The Servicer hereby agrees that it shall take no action, nor omit to take any action, which could reasonably be expected to (a) materially adversely impair the rights, remedies or interests of the Noteholders or the other Secured Parties under the Transaction Documents in respect of the Franchise Assets or the IP Assets or (b) materially impair the collectibility or timing of the Franchise Payments of the Franchise Assets or the IP Assets.

Section 4.13           Security Interest.  The Servicer hereby covenants and agrees that it shall promptly take all actions required (including but not limited to all filings and other acts necessary or reasonably requested by the Indenture Trustee or any Insurer (so long as it is a Series Controlling Party) as being advisable under the UCC or other applicable law) in order to continue the valid, perfected and enforceable security interest of the Indenture Trustee in all Serviced Assets now owned or hereafter created or acquired (to the extent that a security interest may be perfected therein under the UCC or other applicable law).

Section 4.14           Notices.  The Servicer shall give written notice to the Issuer, the Co-Issuer, the Indenture Trustee and each Insurer, promptly (but in any event within 3 Business Days) upon becoming aware of the occurrence of (a) any Event of Default or Servicer Termination Event or any event which, with the passage of time or giving of notice or both, would become one or more of the same, or (b) the occurrence of any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.15           Indebtedness.  Neither the Servicer nor any of its Affiliates (other than the Securitization Entities as and to the extent permitted by the Transaction Documents) shall incur Debt (including, but not limited to, guaranties or pledges of its property) other than (a) trade debt incurred in the ordinary course of business, (b) debt and contingent liabilities, in existence on the date hereof, as set forth in Schedule 4.15 hereto, (c) additional debt for working capital or capital improvements, in all cases not in excess of $25,000,000 in the aggregate outstanding at any time, and (d) debt incurred in connection with any indemnification obligations of the Servicer.

Section 4.16           Qualification of Issuer.  As of the Closing Date, the Issuer will be duly qualified under applicable law in each jurisdiction in which it carries on the Business to act as a franchisor with respect to the Franchise Assets.  As of each New Asset Addition Date, the Issuer will be duly qualified under applicable law in each jurisdiction in which it carries on the Business to act as a franchisor with respect to the New Assets.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1             Representations and Warranties Made in Respect of New Assets.

(a)           New Franchise Documents.  As of the applicable New Asset Addition Date with respect to the New Franchise Document acquired on such New Asset Addition Date, the Servicer shall be deemed to make the following representations and warranties:

(i)            Such New Franchise Document is genuine, and is the legal, valid and binding obligation of the parties thereto, has been fully and properly executed by the parties thereto, and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law);

(ii)           Such New Franchise Document complies in all material respects with all requirements of applicable Requirements of Law whether in the United States or Mexico or any other foreign country; provided, that, in case of any foreign country other than Mexico, the Servicer shall have obtained the prior written consent of the Aggregate Controlling Party with respect to the entry into such foreign country, which consent shall not be unreasonably withheld or delayed;

(iii)          No Franchisee party to such New Franchise Document is the subject of a bankruptcy proceeding;

(iv)          Continuing Franchise Fees and similar fees payable pursuant to such New Franchise Document are payable at least weekly; provided, however, that the Servicer may cause the Issuer to enter into or acquire a New Franchise Document that provides for Continuing Franchise Fees and similar fees to be payable less frequently than weekly if the aggregate fees payable under all New Franchise Agreements that provide for payment of Continuing Franchise Fees and similar fees less frequently than weekly are not reasonably anticipated to exceed 5% of total Collections in the twelve month period immediately following the commencement or addition of any such New Franchise Document.  The parties hereby acknowledge and agree that any agreement between the Issuer and an Area Licensee shall not be subject to the foregoing restriction;

(v)           Following the implementation of a system of electronic funds transfer (“EFT”) with respect to substantially all of the Franchisees, the Issuer shall have the right to require payment of Continuing Franchise Fees by EFT, other than with respect to Franchisees who are parties to Existing Franchise Documents as to whom the application of EFT has been waived by the Servicer;

(vi)          Except as required by law, such New Franchise Document contains no contractual rights of setoff or contractual defenses to obligations to make payment of any amounts payable by the Franchisee under such New Franchise Document;

(vii)         Such New Franchise Document is freely assignable by the Issuer or the relevant Securitization Entity, as applicable;

(viii)        Such New Franchise Document does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the general assets categories generating Collections, taken as a whole, in each case when compared to the amount, nature, quality or general categories generating Collections that could have been reasonably expected to result had such New Franchise Document been entered into in accordance with the Prior Terms.

(ix)           The relevant Securitization Entity shall not have entered into or acquired a New Franchise Document that (A) is materially different, in the good faith reasonable business judgment of the Servicer, from a New Franchise Document that such Securitization Entity would have entered into or acquired had the Serviced Assets affected by such New Franchise Document or other agreement been owned by the Servicer, or from the Current Practice, subject to the Servicing Standard (B) would cause a breach of the Indenture or any other Transaction Document, (C) would, in the reasonable good faith business judgment of the Servicer, materially negatively affect the collectibility or timing of, or materially decrease the amount of, Collections and other payments relating to the Serviced Assets affected by such New Franchise Document, (D) would restrict the Issuer’s or the relevant Securitization Entity’s right to assign such New Franchise Document or (E) would permit the Franchisee or other party to such New Franchise Document to set off any amount against Collections or other payments payable by such Franchisee or other party under such New Franchise Document.  Without limiting the generality of the foregoing:

(1)           If such New Franchise Document is a New Franchise Agreement, such New Franchise Agreement does not materially deviate from (a) the standard form Franchise Agreement attached to the Uniform Franchise Offering Circular of IHOP Inc. as of November 12, 2006 (the “UFOC”) or such other form previously approved by each Insurer or (b) the prevailing royalty rates adopted by the Servicer for its franchise system as applicable as of the date of this Agreement, payment arrangements implemented in accordance with the Servicing Standard, or any other rates as previously approved by each Insurer.  In addition, as of the New Asset Addition Date, the Franchisee under any New Franchise Agreement (i) has capital resources commensurate with the proposed development plan submitted by the Franchisee, supported by proper documentation, except under circumstances in which such capital requirement may be waived by Servicer in the good faith exercise of its reasonable business judgment and consistent with the Servicing Standard, (ii) is committed to employ trained restaurant management and to maintain proper staffing levels, (iii) if also a Franchisee under any other Franchise Agreement, is in compliance with, or otherwise not deemed by the Servicer in accordance with the Servicing Standard to be in default of, such Franchise Agreement, and (iv) shall have a credit rating that satisfies the Servicer’s standards in accordance with the Servicing Standard.

(2)           If such New Franchise Document is a New Franchisee Lease or Franchisee Sublease, such New Franchisee Lease, or Franchisee Sublease does not materially deviate from the prevailing forms adopted by the Servicer for its franchise system as of the date of this Agreement, or any other forms as previously approved by each Insurer and if such New Franchise Document is a New Franchisee Lease or New Franchisee Sublease, such New Franchisee Lease or New Franchisee Sublease is on such terms regarding rent and other expenses payable by such tenant as shall reasonably be expected to return an aggregate net profit (on a gross basis) to such Securitization Entity at all times, after taking into account acquisition expense, in the case of properties owned in fee or rent and other amounts payable by such Securitization Entity to a prime landlord with respect to such property.

(b)           New Owned Real Property.  As of the applicable New Asset Addition Date with respect to the New Owned Real Property acquired on such date, the Servicer shall be deemed to have made the following representations and warranties:

(i)            The Servicer has conducted or caused to be conducted a Phase I environmental study on such Property prior to its acquisition, and has taken or caused to be taken all prudent and appropriate action, remediation, follow up study or clean up measures on such Property as indicated by such Phase I environmental study;

(ii)           The Servicer has obtained, on behalf of the applicable Securitization Entity, an appropriate level of title insurance and property insurance as necessary in the good faith reasonable judgment of the Servicer in accordance with the Servicing Standard and, to the knowledge of the Servicer, neither the Servicer nor any Securitization Entity, has received written notice from any insurance company or rating organization to the effect that the physical condition of such New Owned Real Property would prevent obtaining new insurance policies at reasonable rates;

(iii)          The Securitization Entity holding such New Owned Real Property has good, marketable and insurable fee simple title to the premises of such New Owned Real Property, free and clear of all Liens whatsoever (other than Permitted Liens);

(iv)          To the knowledge of the Servicer after due inquiry, there are no claims that have been filed for payment for work, labor or materials affecting such New Owned Real Property which are or may become a Lien upon the interest of the applicable Securitization Entity in such New Owned Real Property except for (x) liens arising from work, labor or materials that is not performed at the request of such Securitization Entity, and (y) Permitted Liens;

(v)           The Securitization Entity holding such New Owned Real Property, (x) is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions applicable to such New Owned Real Property the violation of which could create a reversion of title in such New Owned Real Property and (y) does not have any financial obligations under any indenture, mortgage, deed of trust, loan agreement or other debt agreement or instrument to which it is a party or by which it or such New Owned Real Property is otherwise bound, other than the Transaction Documents, Permitted Liens and obligations incurred in the ordinary course of the operation of the Properties, none of which are secured by a Lien (other than a Permitted Lien) upon any Property;

(vi)          The Securitization Entity holding such New Owned Real Property and each applicable Property and the use thereof complies in all material respects with all applicable legal requirements, including, without limitation, building and zoning ordinances and codes.  Neither the Securitization Entity holding such New Owned Real Property, nor, to the knowledge of the Servicer, any Franchisee leasing or subleasing such Property from a Securitization Entity, is in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority in respect of such Property.  There has not been committed by the Securitization Entity holding such New Owned Real Property or, to the knowledge of the Servicer, any Franchisee in occupancy of or involved with the operation or use of such Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any material part thereof;

(vii)         No condemnation or similar proceeding has been commenced nor, to the knowledge of the Servicer, is threatened with respect to all or any material portion of such New Owned Real Property or for the relocation of roadways providing access to such New Owned Real Property that, in either case, was not considered in the acquisition of such New Owned Real Property;

(viii)        Such New Owned Real Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such New Owned Real Property, other than New Owned Real Property with respect to which the Servicer is taking appropriate action on behalf of the applicable Securitization Entity to obtain separate tax lot classification;

(ix)           To the knowledge of the Servicer after due inquiry, there are no material pending or proposed special or other assessments for public improvements materially affecting such New Owned Real Property that were not considered in the acquisition of such New Owned Real Property;

(x)            Except pursuant to the Transaction Documents, no Securitization Entity has pledged any of its interest in such New Owned Real Property or related Franchisee Lease, nor pledged or assigned any portion of the rent due and payable thereunder or to become due and payable thereunder to any Person;

(xi)           All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of such New Owned Real Property as a Restaurant, if such property is open for business, have been obtained and are in full force and effect.  The use being made of such New Owned Real Property, if opened for business, is in conformity with the certificate of occupancy issued for such Property;

(xii)          Such New Owned Real Property is not subject to any leases other than the Franchisee Leases, except as would not materially detract from the value of such Property.  No Person has any possessory interest in such New Owned Real Property or right to occupy the same except under and pursuant to the provisions of the Franchisee Leases; and

(xiii)         The Servicer has paid, caused to be paid, or confirmed that all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the acquisition of such New Owned Real Property have been paid in full.

(c)           New Leased Real Property.  As of the applicable New Asset Addition Date with respect to the New Leased Real Property acquired on such New Asset Addition Date, the Servicer shall be deemed to have made the following representations and warranties:

(i)            With respect to any such New Leased Real Property on which the Servicer or any Securitization Entity has constructed or intends to construct a new Restaurant where there is previously no existing structure, the Servicer has conducted or caused to be conducted a Phase I environmental study on such Property prior to it being leased and has taken or caused to be taken all prudent and appropriate action, remediation, follow up study or clean up measures on such Property as indicated by such Phase I environmental study;

(ii)           With respect to such New Leased Real Property other than New Leased Real Property described in subsection (i) above, the Servicer has conducted or caused to be conducted a “desk top” Phase I environmental study on such Property and has taken or caused to be taken appropriate remediation or follow up study measures on such Property, consistent with the Servicing Standard;

(iii)          Such New Leased Real Property is not reasonably expected to be a Negative Lease; provided, however, that any New Leased Real Property subject to a Non-Conforming New Franchise Document shall not be construed as being a Negative Lease;

(iv)          With respect to New Leased Real Property, the Securitization Entity party to such Property Lease and related Franchisee Sublease has good and marketable leasehold title to such Property Lease and related Franchisee Sublease free and clear of all Liens (other than Permitted Liens);

(v)           The Securitization Entity holding such New Leased Real Property and each applicable Property and the use thereof complies in all material respects with all applicable legal requirements, including, without limitation, building and zoning ordinances and codes.  Neither the Securitization Entity holding such New Leased Real Property, nor, to the knowledge of the Servicer, any Franchisee leasing or subleasing such Property from a Securitization Entity, is in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority in respect of such Property.  There has not been committed by the Securitization Entity holding such New Leased Real Property or, to the knowledge of the Servicer, any Franchisee in occupancy of or involved with the operation or use of such Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any material part thereof;

(vi)          No condemnation or similar proceeding has been commenced nor, to the knowledge of the Servicer, is threatened with respect to all or any material portion of such New Leased Real Property or for the relocation of roadways providing access to such New Leased Real Property that, in either case, was not considered in the leasing of such New Leased Real Property;

(vii)         All of the policies of insurance (x) required to be maintained by the applicable Securitization Entity under such Property Leases and (y) to the knowledge of the Servicer, required to be maintained by Franchisees under the Franchisee Sublease related thereto, if applicable, are valid and in full force and effect; and to the knowledge of the Servicer, neither the Servicer nor any Securitization Entity, received written notice from any insurance company or rating organization to the effect that the physical condition of such New Leased Real Property would prevent obtaining new insurance policies at reasonable rates.  Notwithstanding anything to the contrary herein, the representation set forth in this Section 5.1(c)(vii) with respect to the policies to be maintained by the applicable Securitization Entity pursuant to such Property Lease shall be deemed accurate if the applicable Securitization Entity has contractually obligated the Franchisee party to such related Franchisee Sublease to maintain insurance with respect to such Franchisee Sublease in a manner that is customary for business operations of this type and in accordance with the Servicing Standard.

(viii)        All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of such New Leased Real Property as a Restaurant, if such property is open for business, have been obtained and are in full force and effect.  The use being made of such New Leased Real Property, if open for business, is in conformity with the certificate of occupancy issued for such Property;

(ix)           Such New Leased Real Property is not subject to any leases, other than the Property Leases and the Franchisee Subleases.  No Person has any possessory interest in such New Leased Real Property or right to occupy the same except under and pursuant to the provisions of the Property Leases and the Franchisee Subleases, except as would not materially detract from the value of such Property; and

(x)            The Servicer has paid, caused to be paid, or confirmed that all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the entering into of the Property Lease and the related Franchisee Sublease for such New Leased Real Property have been paid in full.

Section 5.2             Other Transferred Assets.  (a)  The Servicer (i) shall transfer to the Issuer or its applicable Subsidiary, or otherwise cause the Issuer or its applicable Subsidiary (such as the IP Company) to enter into or acquire, (A) all Franchise Arrangements relating to the IHOP Brand, (B) all Intellectual Property that should be owned by the IP Company pursuant to the terms of the IP License Agreement and any After Acquired IP Assets pursuant to Section 2.1(c), (C) any New Owned Real Property or New Leased Real Property relating to the IHOP Brand, (D) any Product Sourcing Agreements relating to the IHOP Brand and (E) all other assets now or hereafter relating to the IHOP Brand and (ii) subject to the prior satisfaction of the Rating Agency Condition and the prior written consent of the Aggregate Controlling Party, may, but shall not be obligated to, contribute to the Issuer or its applicable Subsidiary, or otherwise cause the Issuer or its applicable Subsidiary to enter into, develop or acquire, any other asset or liability.  The Aggregate Controlling Party shall have the right to approve the Securitization Entities that shall hold any of the assets obtained after the Closing Date described in this Section 5.2(a) and entered into, developed or acquired by the Issuer or a Subsidiary thereof (the “Post Closing Assets”), including the right to direct that any Post Closing Assets be held by one or more newly formed Securitization Entities if the Aggregate Controlling Party reasonably believes that such Post Closing Assets could impair the Collateral; provided that IP Assets which constitute the IHOP Brand or are exclusively related thereto, shall be held by the IP Company.

(b)           Unless otherwise agreed to in writing by the Aggregate Controlling Party, any contribution to, or development or acquisition by, the Issuer or a Subsidiary thereof of Post Closing Assets shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Articles II and V of this Agreement) and the IP License Agreement and the other Transaction Documents.  Any Franchise Arrangement that is a Post Closing Asset shall be deemed to be a New Franchise Document for the purposes of this Agreement.

Section 5.3             Ownership of IP Assets.  All IP Assets (other than any immaterial IP Assets and, to the extent permitted under Section 7.8(a)(xvi) of the Indenture, any IP Assets which have been disposed of) shall be, after giving effect to the Transaction Documents, owned exclusively by the IP Company and shall not be assigned or transferred by the IP Company to any other entity.

Section 5.4             Notice Regarding Property Leases.  In the event that IHOP Property Leasing or IHOP Properties, or the Servicer on behalf of IHOP Property Leasing or IHOP Properties, respectively, receives any notice from a Property Lessor of the lack of payment or alleging any breach, violation or default under the applicable Property Lease or otherwise requesting payment of rent thereunder or action be taken to remedy a breach, violation or default, the Servicer shall notify the Indenture Trustee and each Series Controlling Party.

Section 5.5             Other Covenants. With regard to payments received from Franchisees operating one or more Type 3 IHOP Restaurants, together with one or more IHOP Restaurants other than Type 3 IHOP Restaurants, and to the extent such payments represent both Franchise Payments and other amounts that do not constitute Collections or Excluded Amounts and payments in respect of the Type 3 IHOP Restaurants, the Servicer agrees to cause the Lock-Box Bank to forward such payments (prior to the deposit thereof to the Lock-Box Account) to the Servicer.  Further, the Servicer covenants to deposit the portion of such payments constituting Collections to the Lock-Box Account within 2 Business Days of receipt thereof from the Lock-Box Bank.  On each Weekly Allocation Date, the Servicer will provide to the Series Controlling Party and the Aggregate Controlling Party reconciliation data in respect of the foregoing payments and deposits.

ARTICLE VI

DEFAULT

Section 6.1             Servicer Termination Events.

(a)           Servicer Termination Events.  Any of the following acts or occurrences shall constitute a Servicer Termination Event under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either the Issuer or the Indenture Trustee:

(i)            any failure (x) by the Servicer to remit to the Lock-Box Account within two (2) Business Days of its actual knowledge of its receipt thereof, any payments required to be deposited into the Lock-Box Account received by it in respect of the Serviced Assets, (y) of the Servicer to make any payment due under the Servicing Agreement within two (2) Business Days of when such payment was required to be made hereunder or (z) by IHOP Inc. (for so long as it is the Servicer) to make any payment due under any Transaction Document to which it is a party within two (2) Business Days of when such payment was required to be made by it thereunder;

(ii)           the default by the Servicer in delivering the Monthly Noteholders’ Statement pursuant to Section 3.1(b) or any report pursuant to Section 3.1 and Section 3.2 on its due date and the continuation of such default uncured for a period of five (5) days after it has been notified by the Issuer or an Insurer, or otherwise obtained knowledge of such default;

(iii)          the Cumulative Debt Service Coverage Ratio falls below the greatest of the STE Series DSCR Thresholds applicable to each Outstanding Series of Notes (as set forth in the relevant Series Supplements);

(iv)          the default by (x) the Servicer in the due performance or observance of any provision or covenant under this Agreement, or (y) IHOP Inc. (for so long as it is the Servicer) in the due performance or observance of any provision or covenant under any Transaction Document to which it is a party but, in the case of any such default by IHOP Inc., only to the extent that such default could reasonably be expected to have a Material Adverse Effect, and any such default remains uncured for a period of fifteen (15) days after it has been notified by the Issuer, any Series Controlling Party, the Indenture Trustee or any Insurer or otherwise obtained knowledge of such default; provided, however, that as long as the Servicer or IHOP Inc., as applicable, is diligently attempting to cure such default (only to the extent it is curable), such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional fifteen (15) days; and provided, further, that any default related to the transfer of a defective asset pursuant to the terms of this Agreement or an Asset Transfer Agreement shall be deemed cured for purposes hereof upon payment in full by the applicable transferor of the liquidated damages amount and other amounts specified in and in accordance with this Agreement or such Asset Transfer Agreement;

(v)           any representation, warranty or statement of the Servicer made in this Agreement or by the Servicer in any certificate, report or other writing delivered pursuant hereto or thereto that is not qualified by materiality or a Material Adverse Effect proves to be incorrect in any material respect, or any such representation, warranty or statement that is qualified by materiality or Material Adverse Effect proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in this Agreement; provided that if any such breach is capable of being remedied within fifteen (15) days of the Servicer’s receipt of notice thereof, then a Servicer Termination Event shall only occur under this clause (v) as a result of such breach if it is not cured by the end of such fifteen (15) day period;

(vi)          for so long as it is the Servicer (a) any representation, warranty or statement of IHOP Inc. made in any Transaction Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or a Material Adverse Effect proves to be incorrect in any material respect, or (b) any such representation, warranty or statement that is qualified by materiality or Material Adverse Effect proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement and such event could reasonably be expected to have a Material Adverse Effect; provided that if any such breach is capable of being remedied within fifteen (15) days of IHOP Inc.’s knowledge of such breach or receipt of notice thereof and the Servicer diligently attempts to remedy such breach during such 15 day period, then a Servicer Termination Event shall only occur under this clause (vi) as a result of such breach if it is not cured in all material respects by the end of such 15 day period;

(vii)         an Event of Bankruptcy with respect to the Servicer shall have occurred;

(viii)        an Event of Default under the Indenture has occurred and is continuing;

(ix)           a final non appealable judgment for an amount, which when aggregated with the amount of other such judgments, exceeds $10,000,000 (exclusive of any portion thereof which is insured) is rendered against the Servicer by a court of competent jurisdiction and is not paid or discharged within 30 days;

(x)            (A) any Person other than IHOP Corp. shall become the owner of more than fifty percent (50%) of the voting stock in IHOP Inc. or (B) IHOP Corp. merges with another entity unaffiliated with IHOP Corp. and IHOP Corp. is not the surviving entity unless (1) such surviving entity has executed an assumption agreement pursuant to which it agrees to assume all of the obligations of IHOP Corp. under the Transaction Documents and (2) the Rating Agency Condition is satisfied with respect to any then Outstanding Series of Notes;

(xi)           an event of default or default occurs with respect to any Debt of the Servicer or any affiliate thereof, other than any Securitization Entity or IHOP Holdings, in an aggregate principal amount greater than $50,000,000 and such default or event of default is not cured within 60 days of notice or knowledge, or the payment of any Debt of any of the Servicer or any Affiliate thereof, other than any Securitization Entity or IHOP

Holdings, of an aggregate principal amount greater than $50,000,000 is accelerated following a default or event of default under the terms of such Debt; or

(xii)          the failure of IHOP Corp. (on a consolidated basis) to maintain an IHOP Corp. Consolidated Leverage Ratio of equal to or less than the least of the Series IHOP Corp. Consolidated Ratio Thresholds applicable with respect to any Outstanding Notes.

Any Servicer Termination Event shall be deemed to continue until such time as the Aggregate Controlling Party has consented to cease such continuation; provided, however, that such consent by the Aggregate Controlling Party shall not be construed to negate or supersede each Series Controlling Party’s rights, if any, to dissent or otherwise determine individually with respect to any other matters under the Transaction Documents.

(b)           Back-Up Servicer.

(i)            Within two (2) days of obtaining knowledge of (i) the occurrence and continuance of any Servicer Termination Event or (ii) the resignation of the Servicer pursuant to Section 4.4(b), the Issuer and the Indenture Trustee shall notify the Back-Up Servicer, the Lock-Box Bank, the Aggregate Controlling Party, the Rating Agencies and each Series Controlling Party in writing of such occurrence.  Upon receipt of such notice, the Back-Up Servicer shall immediately commence performance of its services in accordance with the Back-Up Servicer Agreement and shall, within 15 days after receipt of such notice, have taken all steps necessary to enable itself to provide the Back-Up Services (as defined below).

(ii)           The Servicer agrees to fully cooperate and provide such access and assistance to the Back-Up Servicer as the Back-Up Servicer may request to permit the Back-Up Servicer to so integrate itself into the business of the Servicer and to put itself in a position to provide the Back-Up Services in accordance with the terms of the Back-Up Servicer Agreement.  As soon as the Back-Up Servicer is prepared to provide the Back-Up Services, it shall deliver a written notice thereof to the Issuer, the Indenture Trustee and the Servicer, in accordance with the manner of delivery specified in the Back-Up Servicing Agreement.  In the event that the Servicer fails to cooperate or to provide access or assistance to the Back-Up Servicer, the Back-Up Servicer shall promptly advise the Aggregate Controlling Party of such failure.  The parties hereto agree that time is of the essence and that such obligations of the Servicer under this Section 6.1(b)(ii) would not be sufficiently remedied only by money damages and that the Back-Up Servicer or the Aggregate Controlling Party may seek equitable relief for any such failure of the Servicer to perform its obligations hereunder.

(iii)          Upon the occurrence of a Servicer Termination Event, the rights, powers, duties, obligations and responsibilities of the Servicer under this Agreement, whether with respect to the Serviced Assets, the Indenture Trust Accounts, Advertising Funds Account, Lease and Reimbursement Payment Account, the Residual Account or otherwise shall vest in and be assumed by the Back-Up Servicer; provided, however, that the Back-Up Servicer shall act only in consultation with and at the direction of, the Aggregate Controlling Party (and the IP Holder, as required hereunder).  The Servicer hereby agrees to cooperate with the Back-Up Servicer, the Issuer, the other Securitization Entities and the Aggregate Controlling Party in connection with the conduct of the Back-Up Services and the development of the Back-Up Servicer Proposal.   In accordance with the Account Control Agreement (Other Accounts) and the Back-Up Servicer Agreement, the Indenture Trustee shall provide a written notice to the Lock-Box Bank (copying the Back-Up Servicer, the Aggregate Controlling Party and each Insurer that is a Series Controlling Party) upon the occurrence of a Servicer Termination Event, which notice shall inform the Lock-Box Bank of such occurrence and instruct it to deny any access to the Advertising Funds Account and the Lease and Reimbursement Payment Account (and any funds on deposit therein) by the Issuer or the Servicer.  Thereafter, the Indenture Trustee, at the direction of the Back-Up Servicer, shall provide instructions to the Lock-Box Bank required by the Transaction Documents relating to the Advertising Funds Account, the Lease and Reimbursement Payment Account and the Residual Account (and any funds on deposit therein).

(iv)          At the time that such rights, powers, duties, obligations and responsibilities of the Servicer vest in the Back-Up Servicer, the Servicer shall be deemed to have become a subservicer for the Back-Up Servicer, and in such capacity shall perform such duties, obligations and responsibilities of the Back-Up Servicer under this Agreement and the other Transaction Documents and the Serviced Documents as the Back-Up Servicer shall direct. The Back-Up Servicer shall compensate the Servicer as a subservicer from the Weekly Servicing Fee after payment of amounts due to the Back-Up Servicer and if such fee is insufficient shall apply the Supplemental Servicing Fee first to amounts due the Back-Up Servicer and then to the Servicer as subservicer.  If the amount of the Supplemental Servicing Fee then payable is insufficient, the Back-Up Servicer shall request an increase thereof from the Aggregate Controlling Party (though, for the avoidance of doubt, the Aggregate Controlling Party shall have no obligation to agree thereto).

(v)           The “Back-Up Services” shall include all duties, obligations and responsibilities that would have been required of the Servicer if no Servicer Termination Event had occurred.  In connection therewith, the Back-Up Servicer shall have all rights and powers that the Servicer would have had had such Servicer Termination Event not occurred; provided that the Back-Up Servicer shall only exercise such rights and powers and dispatch such duties, obligations and responsibilities in consultation with, and at the direction of, the Aggregate Controlling Party (and the IP Holder, as required hereunder). In addition, as part of the Back-Up Services, the Back-Up Servicer shall exercise commercially reasonable efforts to  develop and deliver to the Aggregate Controlling Party a comprehensive proposal (the “Back-Up Servicer Proposal”) within 90 days from the occurrence of the relevant Servicer Termination Event setting forth, among other things, a recommendation in respect of the Successor Servicer or the Servicer, which may include but is not limited to the reorganization and/or re-engagement of the Servicer. In preparing such proposal, the Back-Up Servicer shall seek to efficiently maximize the value of the Serviced Assets subject to the rights of the Secured Parties and also taking into account the exigencies of current circumstances. The Back-Up Servicer shall consult and cooperate with the Aggregate Controlling Party in developing the Back-Up Servicer Proposal.  Notwithstanding anything contained herein or in the Back-Up Servicer

Agreement, the occurrence of any Servicer Termination Event shall not prevent the Securitization Entities from performing any one or more of the Services on their own behalf in the interim.

(c)           Back-Up Servicer Proposal; Approvals.

(i)            The Back-Up Servicer shall first submit the Back-Up Servicer Proposal to the Aggregate Controlling Party for its approval, and to the extent such approval is not granted, both the Back-Up Servicer and the Aggregate Controlling Party shall continue to work in good faith to achieve such approval.

(ii)           If the Back-Up Servicer Proposal provides for the re-engagement of the Servicer, the Servicer shall continue to provide the subservices until all conditions to such re-engagement have been satisfied.  If the Back-Up Servicer Proposal contemplates the re-engagement of the Servicer and such proposal is approved by the Aggregate Controlling Party, then the Back-Up Servicer shall submit the Back-Up Servicer Proposal to the Servicer.  In the event that such Back-Up Servicer Proposal is rejected by the Servicer, the Servicer shall continue to provide such subservicing duties as the Back-Up Servicer requests pending the appointment of a Successor Servicer.

(iii)          If the Back-Up Servicer Proposal does not contemplate the re-engagement of the Servicer but the engagement of a Successor Servicer, the Servicer shall continue to provide such subservicing duties as the Back-Up Servicer requests pending the appointment of a Successor Servicer.  Upon appointment of a Successor Servicer without any arrangement for further services to be provided by the Servicer, the Servicer shall be immediately terminated and thereafter shall be prohibited to act in any capacity in respect of the Services except to provide the Disentanglement Services (as defined below) and as otherwise consented to by the Back-Up Servicer and the Aggregate Controlling Party.

(d)           From and during the continuation of a Servicer Termination Event, each Securitization Entity and the Indenture Trustee are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney in fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the Issuer or the Aggregate Controlling Party), and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption of such duties by the Back-Up Servicer in accordance with the Transaction Documents and subject to the direction of the Aggregate Controlling Party.

Section 6.2             Servicer’s Transitional Role

(a)           Disentanglement.  Upon the termination of the Servicer pursuant to Section 6.1(c)(ii) above, the Servicer shall (i) continue to cooperate with the Back-Up Servicer in the conduct of the Back-Up Services and the implementation of the Back-Up Servicer Proposal until a Successor Servicer is identified and (ii) accomplish a complete transition to the Successor Servicer, without interruption or adverse impact on the provision of Services (the “Disentanglement”).  Thereafter, the Servicer shall cooperate fully with the Successor Servicer and otherwise promptly take all actions required to assist in effecting a complete

Disentanglement and will follow any directions that may be provided by the Back-Up Servicer.  The Servicer shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications, and related professional services.  The Servicer shall provide for the prompt and orderly conclusion of all work, as the Back-Up Servicer and the Aggregate Controlling Party may direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Servicer.  All services relating to Disentanglement (“Disentanglement Services”), including all reasonable training for personnel of the Back-Up Servicer, the Successor Servicer or the Successor Servicer’s designated alternate service provider in the performance of the Services, will be deemed a part of the Services to be performed by the Servicer.  The Servicer will use commercially reasonable efforts to utilize existing resources to perform the Disentanglement Services.

(b)           Fees and Charges for the Back-Up and Transitional Services.  During the Disentanglement Period (as defined below), the Servicer shall continue to be entitled to payment of fees under Section 6.1(b)(iv). Upon the Successor Servicer’s assumption of the obligation to perform all Services hereunder, the Servicer shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services.

(c)           Duration of Obligations.  The Servicer’s obligation to provide Disentanglement Services will not cease during the period (the “Disentanglement Period”) commencing on the date that a Servicer Termination Event occurs and ending upon the date on which the Successor Servicer or the re-engaged Servicer shall assume all of the obligations of the Servicer hereunder.

(d)           Subservicing Arrangements; Authorizations.

(i)            With respect to each Subservicing Arrangement and unless the Aggregate Controlling Party elects to terminate such Subservicing Arrangement in accordance with Section 2.10 hereof, the Servicer will:

(x)            assign to the Successor Servicer (or such Successor Servicer’s designated alternate service provider) all of the Servicer’s rights under such Subservicing Arrangement to which it is party used by the Servicer in performance of the transitioned Services; and

(y)           procure any third party authorizations necessary to grant the Successor Servicer (or such Successor Servicer’s designated alternate service provider) the use and benefit of such Subservicing Arrangement to which it is party used by the Servicer in performing the transitioned Services, pending their assignment to the Successor Servicer under this Agreement.

(ii)           If the Aggregate Controlling Party elects to terminate such Subservicing Arrangement in accordance with Section 2.10 hereof, the Servicer will take all reasonable actions necessary to accomplish a complete transition of the Services performed by such subservicer to the Successor Servicer, or to any alternate service provider designated by the Aggregate Controlling Party, without interruption or adverse impact on the provision of Services.

Section 6.3             Intellectual Property.  Within thirty (30) days of termination of this Agreement for any reason, Servicer shall deliver and surrender up to the IP Company (with a copy to the Back-Up Servicer) any and all products, materials, or other physical objects containing the Trademark Assets or Confidential Information of the IP Company and any copies of copyrighted works included in IP Assets in the Servicer’s possession or control, and shall terminate all use of all IP Assets, including trade secrets.

Section 6.4             Third Party Software.  The Servicer will assist and fully cooperate with the Successor Servicer or its designated alternate service provider in obtaining any necessary licenses or consents to any third party software then being used by the Servicer or any Subservicer.  The Servicer will assign any such license or sublicense directly to the Successor Servicer or its designated alternate service provider to the extent the Servicer has the necessary rights to assign such agreements to the Successor Servicer without incurring any additional cost.

Section 6.5             No Effect on Other Parties.  Upon any termination of the rights and powers of the Servicer from time to time pursuant to Section 6.1 or upon any appointment of a Successor Servicer, all the rights, powers, duties, obligations, and responsibilities of the Securitization Entities or the Indenture Trustee under this Agreement, the Indenture and the other Transactions Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.6             Injunction.  The Servicer agrees that a breach or violation of Section 4.3 or 4.10 or ARTICLE VI, VII or VIII of this Agreement is likely to result in immediate and irreparable injury and harm to the other parties.  In such event, the non breaching party shall have, in addition to any and all available remedies, the right to an injunction, specific performance or other equitable relief to prevent the violation of obligations under this Agreement.

Section 6.7             Rights Cumulative.  All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Indenture Trustee, each Insurer or the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity.  Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy.  Every right and remedy may be exercised from time to time and as often as deemed expedient.

ARTICLE VII

CONFIDENTIALITY

Section 7.1             Confidentiality.  Each of the parties hereto acknowledges that during the Term of this Agreement such party may receive Confidential Information from another party hereto.  Each such party agrees to maintain the Confidential Information in the strictest of confidence and will not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees or representatives who have a “need to know”, who have been apprised of this restriction.  Recipient shall be liable for any breach of this ARTICLE VIII by any of its employees or representatives and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of Discloser.  Upon termination of this Agreement, Recipient will return to Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of Discloser.  Confidential Information shall not include information that:  (i) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from Discloser; (ii) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, Recipient; (iii) is developed by Recipient independently of and without reference to any Confidential Information; (iv) is received by Recipient from a third party who is not under any obligation to Discloser to maintain the confidentiality of such information; or (v) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment.  It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

ARTICLE VIII

GUARANTEE

Section 8.1             Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees the performance of all the obligations of the Servicer set forth in this Agreement (the “Guarantee”).  This Guarantee shall be a continuing and irrevocable guarantee of payment of all amounts due and performance of all obligations of IHOP, Inc. hereunder, and the Guarantor shall remain liable on its obligations hereunder until the payment in full of all amounts due hereunder; provided, that, the Guarantee shall not apply to any obligations of a Successor Servicer hereunder that is not an Affiliate of the Servicer.  The Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section 8.1 and to guarantee the full and prompt payment of any amounts due hereunder.

Section 8.2             Liability of Guarantor Absolute.  The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:  (a)  the obligations of the Guarantor hereunder are independent of the obligations of the Servicer hereunder or under the other Transaction Documents; (b) the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including without limitation, the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to any failure of the Servicer hereunder or under any of the other Transaction Documents; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from any of the terms or provisions (including, without limitation, provisions relating to events of default) of the Servicing Agreement, any of the other Transaction Documents or any of the Serviced Documents, the Franchise Documents or the Franchise Arrangements; (iii) the Servicer’s consent to the addition, change, reorganization or termination of any of the Securitization Entities or to any amendment to the documents governing the formation or organization and operation of the Securitization Entities; (iv) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Servicer’s obligations under the Servicing  Agreement.

Section 8.3             Waivers by the Guarantor.  The Guarantor agrees not to assert, and hereby waives, all rights (whether by counterclaim, set-off or otherwise) and defenses (including, without limitation, the defense of fraud), whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be used by the Guarantor to avoid performance hereunder, including but not limited to:  (a)  any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Servicer including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of this Agreement or by cessation of liability of the Servicer for any cause other than the full performance of all obligations of the Servicer set forth in this Agreement and payment in full of all amounts due hereunder; (b) any defense based on the Servicer’s errors or omissions in the performance of its obligations or payment of amounts due under the Servicing Agreement or under the other Transaction Documents;  (c) any defenses or benefits that may be derived from or afforded by law that would limit the liability of or exonerate the Guarantor, (d) any legal or equitable discharge of the Guarantor’s obligations hereunder; (e) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof;  (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guarantee, notices of default under the Servicing Agreement, any of the other Transaction Documents, the Serviced Documents or the Franchise Arrangements; (g) any rights to set-offs, recoupments and counterclaims.

Section 8.4             Representations and Warranties of the Guarantor.  The Guarantor represents and warrants as of the date hereof as follows:

(a)           Organization and Good Standing.  The Guarantor (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations hereunder make such qualification necessary and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

(b)           Power and Authority; No Conflicts.  The execution and delivery by the Guarantor of this Agreement and any other Transaction Document to which it is a party and its performance of, and compliance with, the terms hereof and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor are within the power of the Guarantor and have been duly authorized by all necessary corporate action on the part of the Guarantor.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Guarantor, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Guarantor or its properties, or the charter or bylaws or other organizational documents and agreements of the Guarantor, or any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Guarantor is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

(c)           Consents.  The Guarantor is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Guarantor of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor, or the validity or enforceability of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor against the Guarantor.

(d)           Due Execution and Delivery.  This Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding instrument enforceable against the Guarantor in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)           Due Qualification.  The Guarantor has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor by the Guarantor, and the consummation by the Guarantor of all the transactions herein contemplated to be consummated by the Guarantor and the performance of its obligations hereunder and under any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1             Termination of Agreement.  The respective duties and obligations of the Servicer and the Securitization Entities created by this Agreement shall commence on the date hereof and shall, unless earlier terminated pursuant to Section 6.1(b) terminate upon the latest to occur of (x) the final payment or other liquidation of the last outstanding Serviced Asset included in the Collateral and (y) the satisfaction and discharge of the Indenture pursuant to Article Eleven of the Indenture (the “Term”).  Upon termination of this Agreement pursuant to this Section 9.1, the Servicer shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Serviced Assets held by the Servicer.

Section 9.2             Survival.  The provisions of Section 2.1(c) and (d), 2.7, 2.8, 4.3(g), 4.4(c), 5.1, ARTICLE VI, ARTICLE VII, and this Section 9.2, Section 9.5 and Section 9.9 shall survive termination of this Agreement.

Section 9.3             Amendment.  (a)  This Agreement may only be amended from time to time in writing, upon the written consent of each Series Controlling Party, by the Securitization Entities party hereto, the Servicer and the Indenture Trustee.

(b)           Promptly after the execution of any amendment, the Servicer shall send to the Indenture Trustee, each Insurer and each Rating Agency a conformed copy of such amendment, but the failure to do so will not impair or affect its validity.

(c)           Any amendment or modification effected contrary to the provisions of this Section 9.3 shall be null and void.

(d)           In executing and delivering any amendment or modification to this Agreement, the Indenture Trustee shall be entitled to an opinion of counsel stating that:  (i) such amendment is authorized pursuant to this Agreement and complies therewith; (ii) such amendment shall not adversely affect the interests of the Secured Parties in any material respect; and (iii) all conditions precedent to the execution, delivery and performance of such amendment shall have been satisfied in full.  The Indenture Trustee may, but shall have no obligation to, execute and deliver any amendment or modification which would affect its duties, powers, rights, immunities or indemnities hereunder.

Section 9.4             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.5             Notices.  All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in the Indenture.  Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to each Series Controlling Party that is an Insurer.  Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder.  All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer or manager of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 9.6             Severability of Provisions.  If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto.  To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.7             Delivery Dates.  If the due date of any notice, certificate or report required to be delivered by the Servicer hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 9.8             Limited Recourse.  The obligations of the Issuer under this Agreement are solely the limited liability company obligations of the Issuer.  Each of the Servicer and the Indenture Trustee agrees that the Issuer shall be liable for any claims that it may have against the Issuer only to the extent that funds are available to pay such claims under Section 11.1 of the Indenture and that, to the extent that any such claims remain unpaid after the application of such funds in accordance with the Indenture, such claims shall be extinguished.  The terms of this Section 9.8 shall survive the termination of this Agreement.

Section 9.9             Binding Effect; Assignment; Third Party Beneficiaries  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  Any assignment of this Agreement without the written consent of each Series Controlling Party shall be null and void.  Each Insurer shall be an express third party beneficiary of this Agreement, entitled to enforce the provisions hereof as if a party hereto.  Except as provided in the this Section 9.9, nothing in this Agreement expressed or implied, shall be construed to give any Person other than the parties hereto and the parties indicated in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, agreements, representations or provisions contained herein.

Section 9.10           Article and Section Headings.  The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 9.11           Concerning the Indenture Trustee.  In acting under this Agreement, the Indenture Trustee shall be afforded the rights, privileges, immunities and indemnities set forth in the Indenture as if fully set forth herein.

Section 9.12           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.13           Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire contract between the parties related to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents.

Section 9.14           Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

INTERNATIONAL HOUSE OF
PANCAKES, INC., as Servicer

By:	/s/ THOMAS G. CONFORTI
Name: Thomas G. Conforti
Title: Chief Financial Officer

IHOP IP, LLC

By:	/s/ THOMAS G. CONFORTI
Name: Thomas G. Conforti
Title: Vice President

IHOP FRANCHISING, LLC

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

IHOP PROPERTY LEASING, LLC

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

IHOP PROPERTIES, LLC

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

IHOP REAL ESTATE, LLC

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

IHOP CORP., as Guarantor

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

Wells Fargo Bank, National Association, as
Indenture Trustee

By:	/s/ BENJAMIN J. KRUEGER
Name: Benjamin J. Krueger
Title: Vice President

EXHIBIT A

MANAGEMENT ASSERTION

Re: Annual Accountant’s Report

Reference is made to the Servicing Agreement, dated as of March 16, 2007 (the “Servicing Agreement”) among IHOP Franchising, LLC, IHOP IP, LLC, IHOP Property Leasing, LLC, IHOP Properties, LLC, IHOP Real Estate, LLC, International House of Pancakes, Inc. (the “Servicer”), IHOP Corp. and Wells Fargo Bank, National Association. Capitalized terms otherwise not defined herein shall have the meanings set forth in the Servicing Agreement.

Pursuant to Section 3.3 of the Servicing Agreement, I, [NAME], the [TITLE] of International House of Pancakes, Inc., hereby certify that:

1.             I have reviewed the Weekly Servicing Reports and Monthly Servicing Reports prepared and delivered pursuant to the Servicing Agreement for the period beginning on [          ]  and ending on [           ];

2.             To the best of my knowledge, based on such review, the information in each such report, taken as a whole, is true and correct in all material respects; and

3.             I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon my knowledge, and except as disclosed in any Weekly Servicing Report or Monthly Servicing Report, the Servicer has fulfilled its obligations under the Servicing Agreement.

By: _____________________________
Name:
Title
Date:

A-1

EXHIBIT B

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that IHOP IP, LLC, a Delaware limited liability company (the “IP Company”), hereby appoints INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation (“IHOP Inc.”), and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Management Services described below being performed with respect to the IP Assets (as such term is defined in the Servicing Agreement, dated as of the date hereof, among the IP Company, IHOP FRANCHISING, LLC, IHOP Inc., IHOP Property Leasing, LLC, IHOP Properties, LLC, IHOP Real Estate, LLC, IHOP Corp. and Wells Fargo Bank, National Association, as indenture trustee (the “Servicing Agreement”), with full irrevocable power and authority in the place of the IP Company and in the name of the IP Company or in its own name as agent of the IP Company, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Servicing Agreement, including, without limitation, the full power to:

(i)            sign its name upon all filings and to do all things necessary to apply for, prosecute, register, and maintain the Trademark Assets with the United States Patent and Trademark Office (the “PTO”), any state trademark registry and/or any applicable foreign intellectual property office;

(ii)           sign its name upon all filings and to do all things necessary to apply for, prosecute and maintain patents included in the IP Assets with the PTO and with any applicable foreign intellectual property office;

(iii)          sign its name upon all filings and to do all things necessary to apply for, prosecute, register, maintain and renew the copyrights and any other Intellectual Property included in the IP Assets with the United States Copyright Office and with any applicable foreign intellectual property office;

(iv)          sign its name upon all filings and to do all things necessary to maintain, register and renew domain names included in the IP Assets;

(v)           perform such functions and duties, and prepare and file such documents, as are required under the Indenture (as defined in the Servicing Agreement) to be performed, prepared and/or filed by the IP Company, including:  (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Indenture Trustee and the Co-Issuer may from time to time reasonably request in order to perfect and maintain the security interests in the IP Assets granted by the IP Company to the Indenture Trustee (as defined in the Servicing Agreement) under the Transaction Documents (as defined in the Servicing Agreement) in accordance with the UCC (as defined in the Servicing Agreement); and (ii) executing grants of security interests or any similar instruments required under the Transaction Documents to evidence such security interests in the IP Assets and recording such grants or other instruments with the relevant authority including the U.S. Patent and Trademark Office, the U.S. Copyright Office or any applicable foreign intellectual property office;

(vi)          take such actions on behalf of IP Company as Issuer or Servicer may reasonably request that are expressly required by the terms, provisions and purposes of the IP License Agreement; or cause the preparation by other appropriate persons, of all documents, certificates and other filings as the IP Company shall be required to prepare and/or file under the terms of the IP License Agreement; and

(vii)         pay or arrange for payment or discharge taxes and liens levied or placed on or threatened against the IP Assets.

IHOP IP, LLC will provide all requested cooperation and assistance to IHOP Inc. in furtherance of IHOP Inc.’s need or desire to accomplish the foregoing.  This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein shall have the meanings applicable to such terms in the Servicing Agreement.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:                    This [•], 2007

IHOP IP, LLC

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the [•], 2007, before me the undersigned, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT C

FORM OF MONTHLY NOTEHOLDERS’ STATEMENT

[DATE]

Series 20[  ]-[  ] Notes
Monthly Collection Period: [MM/DD/YY] — [MM/DD/YY]
Payment Date: [MM/DD/YY]

Reference is made to the Base Indenture, dated as of March 16, 2007, among IHOP Property Leasing, LLC, IHOP IP, LLC and Wells Fargo Bank, National Association (as amended, supplemented and otherwise modified from time to time, the “Indenture”) and the Servicing Agreement, dated as of March 16, 2007, among IHOP Franchising, LLC, IHOP IP, LLC, IHOP Property Leasing, LLC, IHOP Properties, LLC, IHOP Real Estate, LLC, International House of Pancakes, Inc., IHOP Corp., and Wells Fargo Bank, National Association (the “Servicing Agreement”).  Capitalized terms otherwise not defined herein shall have the meaning assigned to them in the Indenture or the Servicing Agreement.

This Monthly Noteholders’ Statement is delivered pursuant to Section 12.1(c) of the Indenture and Section 3.1(b) of the Servicing Agreement. The undersigned, on behalf of the Servicer and the Issuer, hereby certifies as follows:

(A) To the knowledge of the Servicer, the historical information contained herein is true and correct in all material respects;

(B) The forward looking information contained herein has been prepared in good faith based on information in the Servicer’s possession and/or reasonably available to the Servicer as of the date hereof; and

(C) Except as otherwise set forth herein, the Servicer has performed in all material respects its obligations under each Transaction Document since the date of the previously delivered Monthly Noteholders’ Statement.

By:
Name:
Title:

[ATTACH MONTHLY SERVICER’S REPORT]

C-1

EXHIBIT D

FORM OF MONTHLY SERVICER’S CERTIFICATE & REPORT

[DATE]

Series 20[  ]-[  ] Notes
Monthly Collection Period: [MM/DD/YY] — [MM/DD/YY]
Payment Date: [MM/DD/YY]

Reference is made to the Base Indenture, dated as of March 16, 2007, among IHOP Property Leasing, LLC, IHOP IP, LLC and Wells Fargo Bank, National Association (as amended, supplemented and otherwise modified from time to time, the “Indenture”) and the Servicing Agreement, dated as of March 16, 2007, among IHOP Franchising, LLC, IHOP IP, LLC, IHOP Property Leasing, LLC, IHOP Properties, LLC, IHOP Real Estate, LLC, International House of Pancakes, Inc., IHOP Corp., and Wells Fargo Bank, National Association (the “Servicing Agreement”).  Capitalized terms otherwise not defined herein shall have the meaning assigned to them in the Indenture or the Servicing Agreement.

This Monthly Servicer’s Certificate is delivered pursuant to Section 12.1(b) of the Indenture and Section 3.1(c) of the Servicing Agreement. The undersigned, on behalf of the Servicer, hereby certifies as follows:

(A) Attached is a true and correct copy of the Monthly Servicer’s Report; and

(B) Except as otherwise previously provided in any other notices, no Servicer Termination Event, Event of Default or Default has occurred or is continuing.

By:
Name:
Title:

[ATTACH MONTHLY SERVICER’S REPORT]

D-1

EXHIBIT E

FORM OF WEEKLY SERVICER’S REPORT

E-1

SCHEDULE A

COMPETITIVE BUSINESS

Any transaction involving a business identified to the Aggregate Controlling Party on the Closing Date by separate letter.

SCA-1

SCHEDULE 2.1(f)

FRANCHISEE INSURANCE NOT PROVIDING AFFILIATE COVERAGE

None

SC2.1(f)-1

SCHEDULE 2.1(g)

SERVICER INSURANCE

SC2.1(g)-1

SCHEDULE 2.10

SUBSERVICING ARRANGEMENTS

Agreement dated as of December 15, 2005 by and between b-50.com, LLC and International House of Pancakes, Inc., relating to the preparation and delivery of management reports by b-50.com, LLC based on data provided by IHOP Inc. and point-of-sale information with respect to the Franchisees.

Agreement dated as of January 1, 2007 by and between Shop’n Chek, Inc. and International House of Pancakes, Inc., relating to the provision of services relating to the Mystery Shop Program.

SC2.10-1

SCHEDULE 2.10

COLLECTIONS PRACTICE

SC4.11-1

SCHEDULE 4.15

DEBT

	(in thousands)
Senior Notes due November 2008, payable in in equal annual installments commencing November 2000, at a fixed interest rate of 7.42%	7,778

Senior Notes Series A due October 2012, at a fixed interest rate of 5.88%	5,000

Senior Notes Series A due October 2012, at a fixed interest rate of 5.20%	81,428

Leasehold mortgage term loans and other	19,633

Capital Lease Obligations	174,635	*

Total debt	$288,474	**

CONTINGENT LIABILITIES

Store #0911 (El Toro, CA)	100,000
Capozzoli vs. IHOP	45,000
Total contingent liability	$145,000

*                     Capital lease obligations will not be repaid and will remain outstanding after the Closing Date.

**           Proceeds from the issuance of Notes will be applied to repay in full the Debt (other than capital lease obligations) on the Closing Date and all liens and covenants relating thereto will be cancelled as of the Closing Date.

SC4.15-1